Exhibit 10.86

                          SECURITIES PURCHASE AGREEMENT


                                  by and among


                        Eldorado Stone Holdings Co., LP,


                          StoneCraft Industries, Inc.,


                                 Dennis Grimmer


                                       and


                             Headwaters Incorporated


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                                TABLE OF CONTENTS


SECTION 1.            ACQUISITION OF SECURITIES...............................1

         1.1      Redemption by ES Corp and Northwest of Common Stock.........1

         1.2      Purchase and Sale of Securities.............................2

SECTION 2.            PURCHASE PRICE AND PAYMENT..............................2

         2.1      Consideration...............................................2

         2.2      Allocation of Consideration.................................3

         2.3      Working Capital Adjustment..................................3

SECTION 3.            REPRESENTATIONS AND WARRANTIES REGARDING SELLERS........5

         3.1      Organization and Good Standing..............................5

         3.2      Power and Authorization.....................................5

         3.3      No Conflicts................................................5

         3.4      Ownership of the Shares.....................................6

         3.5      Holding Company.............................................6

SECTION 4.            REPRESENTATIONS AND WARRANTIES REGARDING THE
                      ELDORADO ENTITIES.......................................6

         4.1      Organization and Good Standing..............................6

         4.2      Power and Authorization.....................................7

         4.3      Capitalization..............................................7

         4.4      Investments and Subsidiaries................................8

         4.5      No Conflicts................................................9

         4.6      Financial Statements........................................9

         4.7      Real Property..............................................10

         4.8      Personal Property..........................................11

         4.9      Taxes......................................................11

         4.10     Litigation.................................................14

         4.11     Labor Matters..............................................14

         4.12     Intellectual Property Rights...............................15

         4.13     Contracts and Commitments..................................16

         4.14     Absence of Undisclosed Liabilities.........................17

         4.15     Existing Condition.........................................17

         4.16     Employee Benefit Plans.....................................18

         4.17     Compliance with Laws and Instruments.......................20

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         4.18     Environmental Compliance...................................21

         4.19     Transactions With Affiliates...............................22

         4.20     Product and Service Warranties.............................22

         4.21     Insurance..................................................22

         4.22     Inventory..................................................23

         4.23     Accounts Receivable........................................23

         4.24     Brokers....................................................23

         4.25     Substantial Customers and Suppliers........................23

         4.26     Bank and Brokerage Accounts................................24

         4.27     No Other Representations or Warranties.....................24

         4.28     Survival of Representations, Warranties, Covenants
                  and Agreements.............................................24

SECTION 5.            REPRESENTATIONS AND WARRANTIES OF BUYER................24

         5.1      Incorporation, Good Standing and Authority.................24

         5.2      Validity of Contemplated Transactions......................25

         5.3      Litigation.................................................25

         5.4      Sufficient Funds...........................................25

         5.5      Investment Representations.................................25

         5.6      Brokers....................................................26

         5.7      No Other Representations or Warranties.....................26

SECTION 6.            OBLIGATIONS OF THE PARTIES UNTIL CLOSING...............26

         6.1      Conduct of Business........................................26

         6.2      Notification of Certain Matters............................26

         6.3      Conduct of Business Pending Closing........................26

         6.4      Negative Covenants.........................................27

         6.5      Access.....................................................29

         6.6      Consents...................................................29

         6.7      HSR........................................................29

         6.8      Commercially Reasonable Efforts............................30

         6.9      Publicity..................................................30

         6.10     Financing..................................................30

         6.11     Exclusivity................................................30

         6.12     Debt; Warrants.............................................31

         6.13     Non-Solicitation...........................................31

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         6.14     Employment Agreements......................................32

         6.15     Tax Returns................................................32

         6.16     Other Actions; Notification................................33

         6.17     Accountant's Letter........................................33

SECTION 7.            CERTAIN CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS....34

         7.1      Representations and Warranties.............................34

         7.2      Performance of Covenants...................................34

         7.3      Approvals..................................................34

         7.4      Legal Matters..............................................34

         7.5      Opinions of Counsel........................................35

         7.6      Closing Certificate........................................35

         7.7      Releases of Liens..........................................35

         7.8      Financing..................................................35

         7.9      Financial Statements.......................................35

         7.10     Officers' Certificates.....................................35

         7.11     Resignations of Officers and Directors.....................35

         7.12     Schedule...................................................35

         7.13     Exchange of Securities.....................................36

         7.14     No Adverse Change..........................................36

         7.15     Sellers' Release...........................................36

         7.16     Exercise of Options: Release...............................36

         7.17     Keep Well Agreement........................................36

SECTION 8.            CERTAIN CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS...36

         8.1      Representations and Warranties.............................36

         8.2      Performance of Covenants...................................36

         8.3      Legal Matters..............................................37

         8.4      Opinion of Counsel.........................................37

         8.5      Closing Certificate........................................37

         8.6      Approvals..................................................37

SECTION 9.            CLOSING................................................37

         9.1      Time and Place of Closing..................................37

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         9.2      Deliveries at the Closing by Sellers.......................38

         9.3      Deliveries at the Closing by Buyer.........................38

SECTION 10.           TERMINATION AND ABANDONMENT............................38

         10.1     Termination................................................38

         10.2     Procedure for Termination..................................39

SECTION 11.           INDEMNIFICATION........................................39

         11.1     Indemnity..................................................39

         11.2     Duration...................................................42

         11.3     Exclusive Remedy...........................................42

SECTION 12.           DEFINITIONS............................................42

SECTION 13.           MISCELLANEOUS..........................................45

         13.1     Construction...............................................45

         13.2     Survival of Representations and Warranties.................45

         13.3     Further Assurances.........................................46

         13.4     Costs and Expenses.........................................46

         13.5     Notices....................................................46

         13.6     Assignment and Benefit.....................................48

         13.7     Amendment, Modification and Waiver.........................48

         13.8     Governing Law; Consent to Jurisdiction.....................48

         13.9     Section Headings and Defined Terms.........................49

         13.10    Severability...............................................49

         13.11    Counterparts...............................................49

         13.12    Entire Agreement...........................................49

         13.13    Additional Parties.........................................50

         13.14    Retention of Counsel.......................................50

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                          SECURITIES PURCHASE AGREEMENT

         THIS SECURITIES PURCHASE AGREEMENT (the "Agreement") is dated as of April 21, 2004 by and among Eldorado Stone Holdings Co., LP, a Delaware limited partnership ("ES Holdings"), StoneCraft Industries, Inc., a California corporation ("StoneCraft" ), Dennis Grimmer ("Grimmer"), those persons becoming members of Eldorado Stone LLC, a Delaware limited liability company ("Eldorado"), after the date hereof pursuant to the exercise of options or warrants to purchase units of membership interests in Eldorado and made a party to this Agreement pursuant to Section 13.13 hereof (together with ES Holdings, Grimmer and StoneCraft, "Sellers") and Headwaters Incorporated, a Delaware corporation ("Buyer"). An index of defined terms is attached as an appendix hereto.

                                   BACKGROUND

         ES Holdings and Grimmer together own all of the membership interests in Eldorado Stone Acquisition Co., LLC, a Delaware limited liability company ("ES Acquisition"). ES Acquisition directly owns, and through its direct, wholly-owned subsidiaries, Eldorado Stone Corporation, a Washington corporation ("ES Corp") and Northwest Stone & Brick Co., Inc., a Washington corporation ("Northwest"), indirectly owns, approximately 76.4% of the membership interests in Eldorado and StoneCraft owns approximately 23.6% of the membership interests in Eldorado.

         Eldorado and its direct, wholly-owned subsidiaries Eagle Stone & Brick LLC, L-B Stone LLC, L&S Stone LLC, Eldorado Stone Operations LLC, StoneCraft Industries LLC, Northwest Properties LLC, Northwest Stone & Brick LLC, Chihuahua Stone LLC and Tempe Stone LLC, each a Delaware limited liability company (together, the "Subsidiaries" and together with ES Acquisition, Eldorado, ES Corp and Northwest, the "Eldorado Entities"), are engaged in the business of manufacturing, distributing and selling the Eldorado Stone(R) brand of manufactured stone products and pavers and franchising the production of the Eldorado Stone(R) brand of manufactured stone products to regional manufacturers located in the United States and other countries (the "Business").

         The parties hereto desire to provide for the acquisition by Buyer of all the interests in the Business through the sale by Sellers of all of the securities they own in ES Acquisition and Eldorado to Buyer and for certain other matters, all on the terms and conditions set forth in this Agreement.

         NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, Sellers and Buyer, all intending to be legally bound, hereby agree as follows:

                      SECTION 1. ACQUISITION OF SECURITIES

         1.1 Redemption by ES Corp and Northwest of Common Stock. Immediately prior to the Closing: (a) ES Corp shall redeem such number of shares of ES Corp Common Stock as is equal to the total number of outstanding shares of ES Corp

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Common Stock multiplied by the quotient (the "Quotient") of the cash held by ES
Corp divided by the Equity Value of the Eldorado Interest held by ES Corp (provided that the Quotient shall not exceed .99), by distributing all of its cash to ES Acquisition; and


         1.2 (b) Northwest shall redeem such number of shares of Northwest Common Stock as is equal to the total number of outstanding shares of ES Corp Common Stock multiplied by the quotient (the "Quotient") of the cash held by ES Corp divided by the Equity Value of the Eldorado Interest held by ES Corp (provided that the Quotient shall not exceed .99), by distributing all of its cash to ES Acquisition.

         1.3 Purchase and Sale of Securities. Subject to the terms and conditions of, and on the basis of and in reliance upon the covenants, agreements and representations and warranties set forth in this Agreement, at the Closing, Buyer shall, directly or indirectly, acquire all of the equity interests in Eldorado and ES Acquisition (collectively, the "Securities") through the sale, assignment, transfer and conveyance to Buyer of the Securities as follows:

                  (a) ES Holdings shall sell, transfer and deliver to Buyer 955,815 Units of ES Acquisition, constituting approximately 95.6% of the aggregate number of outstanding limited liability company interests in ES Acquisition ("ESA Units") as of the date hereof and all of such interests in ES Acquisition directly owned by it;

         (b) Grimmer shall sell, transfer and deliver to Buyer 44,185 ESA Units, constituting approximately 4.4% of the ESA Units and all such interests in ES Acquisition owned by him;

         (c) StoneCraft shall sell, transfer and deliver to Buyer 23,623 Units of Eldorado constituting approximately 23.6% of the aggregate number of outstanding limited liability company interests in Eldorado (the "Eldorado Interests") and all of such interests in Eldorado owned by it; and

         (d) each other Seller who becomes a member of Eldorado after the date hereof and becomes a party hereto pursuant to Section 13.13 shall sell, transfer and deliver to Buyer all of the Units owned by such Seller.


                     SECTION 2. PURCHASE PRICE AND PAYMENT.

         2.1 Consideration. Subject to adjustment as provided for in Section 2.3, the aggregate consideration for the Securities to be purchased by Buyer shall be equal to Two Hundred One Million Dollars ($201,000,000), plus the tax benefits to ES Corp and Northwest of the net consideration to holders of options to purchase Securities, costs of unwinding the Company's interest rate swap (provided for in the ISDA Master Agreement between Fleet National Bank and Eldorado, dated October 22, 2001), management transaction bonuses to be paid by the Company, and unamortized financing and management fees, all as calculated as of the Closing Date in accordance with Schedule 2.1 attached hereto (the "Purchase Price"). The Purchase Price shall be equal to the sum of the equity value of all of the Securities to be sold pursuant to this Agreement (the "Equity Value") and the aggregate amount of principal, interest, fees and other amounts owed as of the Closing Date, net of any cash held by Eldorado and the

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Subsidiaries, under each of (a) the Credit Agreement among ES Acquisition,
Canadian Imperial Bank of Commerce, CIBC Inc., National City Bank, Fleet National Bank, Credit Agricole Indosuez, The Provident Bank, General Electric Capital Corporation and Firstrust Savings Bank, as amended (the "Credit Agreement" ) and (b) the outstanding Senior Subordinated Notes issued to National City Capital Corporation, Great Lakes Capital Investments III, LLC, Argosy Investment Partners, L.P., Credit Agricole Indosuez and Indosuez CMII, Inc. on February 20, 2001 (the "Notes" ). The Purchase Price shall be paid by Buyer as follows: (i) Buyer shall pay an amount equal to the Equity Value to Sellers at Closing by wire transfer of immediately available federal funds pursuant to instructions previously given by Sellers to Buyer for that purpose. The sum paid to each Seller shall be determined by multiplying the Equity Value by the percentage of ownership of each Seller set forth beside his, her or its name on Schedule 2.1 hereto and (ii) Buyer shall make available, or cause to be made available, funds for Eldorado to repay at Closing all of the indebtedness owing under the Credit Agreement and the Notes (the indebtedness owing under the Notes shall include the amount necessary for Eldorado to repurchase the Warrants, as defined in the Notes.

         2.2 Allocation of Consideration. The Purchase Price shall be allocated among Sellers and paid as provided in Schedule 2.1. For federal income tax purposes, the fair market value of each item of tangible personal property owned by the Eldorado Entities as of the Closing Date and, accordingly, the amount of Purchase Price that is allocable to such property, shall be allocated at fair market value. Upon request of the Sellers, the Sellers shall be provided with a copy of all appraisals of the value of such items.

         2.3 Working Capital Adjustment.

                  (a) At least two days prior to the Closing Date, Eldorado shall cause to be prepared and delivered to Buyer a working capital statement (the "Working Capital Statement"), setting forth the calculation of the amount, if any, by which the Estimated Working Capital (as defined below) will be greater or less than the Target Working Capital as of the Closing Date.

                  (b) At the Closing, the amount of the Purchase Price shall be increased (or decreased) by the amount by which the Estimated Working Capital is greater than (or less than) the Target Working Capital.

                  (c) Within 30 days after the Closing Date, Buyer shall prepare and deliver to Sellers a statement setting forth the Final Working Capital and the Working Capital Adjustment, if any (the "Final Working Capital Statement"). The working capital adjustment shall be equal to the difference between the Final Working Capital and the Estimated Working Capital (the "Working Capital Adjustment"). If the Final Working Capital exceeds the Estimated Working Capital, Buyer shall owe the Working Capital Adjustment to the Sellers, together with interest thereon from the Closing Date at a rate of 9% per annum. If the Estimated Working Capital exceeds the Final Working Capital, the Sellers shall owe the Working Capital Adjustment to Buyer, together with interest thereon from the Closing Date at a rate of 9% per annum. If the Sellers do not object to the amount of the Working Capital Adjustment within 30 days of receipt of the Final

Working Capital Statement, Sellers shall pay to Buyer, or Buyer shall pay to the Sellers, as the case may be, no later than the fifth business day after such thirty-day period, an amount in cash equal to the Working Capital Adjustment, if any.

                  (d) If Sellers object to the Final Working Capital Statement and the calculation of the Working Capital Adjustment, if any, Sellers shall notify Buyer within 30 days following receipt thereof, setting forth the basis for its objection and its proposal for any adjustments to the Working Capital Adjustment calculation. Buyer and the Sellers shall negotiate in good faith to reach agreement as to any such proposed adjustment or that no such adjustment is necessary within 30 days following receipt of notice of the Sellers' objection. If agreement is reached in writing within such period as to all proposed further adjustments, or Buyer and the Sellers agree that no adjustments are necessary, the parties shall make such adjustments, if any, and the Working Capital Adjustment shall be based thereon. If Buyer and the Sellers are unable to reach agreement within such thirty-day period, then a "Big-4" accounting firm as agreed upon by Buyer and the Sellers (the "Third Party Accounting Firm") shall be engaged to review the proposed Working Capital Adjustment, and, to the extent necessary, the Final Working Capital Statement, and shall make a determination as to the resolution of any adjustments necessary to cause the Working Capital Adjustment, if any, to have been properly prepared in accordance with this Agreement. All such determinations shall relate only to such matters as are in dispute and shall represent either agreement with the position taken by Buyer or the Sellers or a compromise between such positions. The determination of the Third Party Accounting Firm shall be delivered in writing as soon as practicable following selection of the Third Party Accounting Firm; shall state the amount due by either party as a result and shall be final, conclusive and binding upon Buyer and the Sellers, absent fraud or clear error. Thereafter, not later than ten days following the determination by the Third Party Accounting Firm, the Working Capital Adjustment, if any, as determined by the Third Party Accounting Firm, shall be paid in accordance with Section 2.3(c) hereof. Buyer and the Sellers, pro rata, shall bear equally the costs of the Third Party Accounting Firm.

                  (e) As used herein:

                           (i) "Final Working Capital" means the final
determination of the Net Working Capital (as defined below) as of the Closing Date (immediately prior to, and without giving effect to, the transactions contemplated hereby) determined in accordance with Section 2.3. Final Working Capital as reflected in the Final Working Capital Statement shall be presented in U.S. dollars and should not include any purchase accounting adjustments required under Financial Accounting Standards Board, Statement of Financial Accounting Standards No. 141, Business Combinations, or any accounting entries to adjust for transaction bonuses or stock option exercises, cancellations and rollovers (including related tax benefits), that result from the transactions contemplated by this Agreement.

                           (ii) For purposes hereof, the "Estimated Working
Capital" shall mean Sellers' estimate of the Net Working Capital as of the Closing Date.

                           (iii) For purposes hereof, the "Net Working Capital"
shall mean (x) the current assets of the Eldorado Entities (excluding cash) less
(y) the current liabilities (excluding the current portion due under the Credit Agreement and the Notes of the Eldorado Entities as of the applicable period) calculated consistently with the methodologies, general ledger account groupings, and classifications included in the calculation of Target Working Capital on Exhibit 2.3 hereto; provided, that (A) no reserve shall be included, and no write off shall be taken, with respect to the collectibility of $719,191 in accounts receivable as described in Schedule 4.23, (B) absent the occurrence of any event subsequent to February 29, 2004 that would cause Eldorado's reserves, including without limitation accounts receivable, inventory and warranty, not to be in compliance with GAAP (in which case such reserve shall be appropriately adjusted to reflect such event), the dollar amounts of each such reserve shall be the same as the relevant reserve included in the calculation of Target Working Capital, and (C) except to the extent necessitated by material changes in raw material or transfer costs, finished goods inventory shall be valued at the same cost per square foot or unit as was used in calculating Target Working Capital.

                           (iv) For purposes hereof, "Target Working Capital"
shall mean $14,259,400.

                  (f) Any amounts payable pursuant to this Section 2.3 to Sellers shall be allocated among the Sellers in the same proportions as set forth on Schedule 2.1 and paid as provided therein.


          SECTION 3. REPRESENTATIONS AND WARRANTIES REGARDING SELLERS.

         Each Seller individually, and not jointly, represents, warrants and, where applicable, covenants with Buyer, as of the date of this Agreement and as of the Closing Date, as follows:

         3.1 Organization and Good Standing. Such Seller is either an individual or is an organization duly organized, validly existing and in good standing under the laws of the state of its formation or organization and has all necessary corporate or limited partnership power and authority to carry on its business as presently conducted.

         3.2 Power and Authorization. Such Seller has full legal right, power and authority to enter into and perform its obligations under this Agreement and under the other agreements and documents required to be delivered by it prior to or at the Closing. The execution, delivery and performance by such Seller of this Agreement and the other agreements and documents required to be delivered by it prior to or at the Closing have been duly authorized by all necessary corporate or other action. This Agreement has been duly and validly executed and delivered by such Seller and constitutes the legal, valid and binding obligation of such Seller enforceable against it in accordance with its terms. When executed and delivered as contemplated herein, each of the other agreements and documents required to be delivered by it prior to or at the Closing shall constitute the legal, valid and binding obligation of such Seller which is a party thereto, enforceable against it in accordance with its terms.

         3.3 No Conflicts.

                  (a) The execution, delivery and performance of this Agreement by such Seller and the other agreements and documents required to be delivered by it prior to or at the Closing do not and will not (with or without the passage of time or the giving of notice):

                           (i) violate or conflict with the certificate or
articles of incorporation or bylaws (or other organizational documents) of such Seller, or any Law, binding upon such Seller;

                           (ii) violate or conflict with, result in a breach of,
or constitute a default or otherwise cause any loss of benefit under any agreement or other obligation to which such Seller is a party or by which it or any of its assets are bound, or give to others any rights (including rights of termination, foreclosure, cancellation or acceleration), in or with respect to such Seller or any of the Securities owned by such Seller; or

                           (iii) result in, require or permit the creation or
imposition of any restriction, mortgage, deed of trust, pledge, Lien or Encumbrance, security interest or other charge or claim of any nature upon or with respect to the Securities owned by such Seller.

                  (b) There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to the knowledge of such Seller, threatened, that question any of the transactions contemplated by, or the validity of, this Agreement or any of the other agreements or instruments contemplated hereby or which, if adversely determined, would have an a Material Adverse Effect upon the ability of such Seller to enter into or perform its obligations under this Agreement or any such other agreements or instruments. Such Seller has not received any request from any Governmental Authority or instrumentality for information with respect to the transactions contemplated hereby.

         3.4 Ownership of the Shares. Such Seller owns the Securities listed as owned by it on Schedule 3.4, beneficially and of record, free and clear of any restriction, Lien or Encumbrance. Except as described in the Schedules, there are no shareholder or other agreements affecting the right of such Seller to convey such Securities to Buyer or any other right of such Seller with respect to the Securities, all of which agreements shall be terminated prior to Closing, and such Seller has the absolute right, authority, power and capacity to sell, assign and transfer the Securities owned by it to Buyer free and clear of any restriction, Lien or Encumbrance (except for restrictions imposed generally by applicable securities laws). Upon delivery to Buyer of the certificates for the Securities listed as owned by it on Schedule 2.1 at the Closing, Buyer will acquire good, valid and marketable title to such Securities, free and clear of any restriction, mortgage, deed of trust, pledge, Lien or Encumbrance (except for applicable securities laws restrictions).

         3.5 Holding Company. Neither Seller, ES Acquisition nor any corporation owned directly by ES Acquisition, including ES Corp. and Northwest engages (or at any time during the last three years has engaged) in any business other than holding the Securities and does not have any assets or liabilities other than the Securities or distributions received from Eldorado or ES Acquisition.

   SECTION 4. REPRESENTATIONS AND WARRANTIES REGARDING THE Eldorado entities.

         Each Seller, individually, and not jointly, represents, warrants and, where applicable, covenants with Buyer, as of the date of this Agreement and as of the Closing Date, except as set forth on the Schedules attached hereto, as follows:

         4.1 Organization and Good Standing. Each of the Eldorado Entities is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has all limited liability company or corporate power and authority, as applicable, to conduct its business as presently conducted and to own and lease the properties and assets used in connection therewith and to perform all of its obligations under each agreement and instrument by which it is bound. Each of the Eldorado Entities is qualified to do business as a corporation or limited liability company, as applicable, and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified or be in good standing would not have a Material Adverse Effect.
Schedule 4.1 sets forth a complete and accurate list, separately for each Subsidiary and Eldorado, of each jurisdiction in which each Subsidiary and Eldorado is qualified to do business.

         4.2 Power and Authorization. Each of the Eldorado Entities has full limited liability company or corporate power and authority, as applicable, to enter into and perform its obligations under this Agreement and all other agreements and documents contemplated herein which are required to be delivered by it prior to or at the Closing. The execution, delivery and performance by each of the Eldorado Entities of the documents required to be delivered by it to which it is a party have been duly authorized by all necessary corporate or limited liability company action, as applicable. When executed and delivered as contemplated herein, each of the documents required to consummate the transactions contemplated herein shall constitute the legal, valid and binding obligation of each of the Eldorado Entities that is a party thereto, enforceable against each in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors' rights generally, general equitable principles, the discretion of courts in granting equitable remedies and matters of public policy.

         4.3 Capitalization.

                  (a) The total outstanding membership interests in ES Acquisition consists of 1,000,000 ESA Units of which 955,815 are owned beneficially and of record by ES Holdings and 44,185 are owned beneficially and of record by Grimmer (the "ES Acquisition Interests"). No Person has any preemptive or other right with respect to any such equity interests or other securities, and there are no offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise) relating to the issuance, conversion, registration, voting, sale or transfer of any equity interests or other securities of ES Acquisition or obligating ES Acquisition or any other Person to purchase or redeem any such equity interests or other securities. All of the issued and outstanding equity interests of ES Acquisition have been duly authorized and are validly issued and outstanding, and have been issued in compliance with all applicable securities and other Laws and are owned free and clear of any Liens or Encumbrances. From and after the Closing, neither the Sellers nor any other Person (other than the Buyer) will have any rights whatsoever with respect to the ES Acquisition Interests or to any other securities or incidents of ownership of, or in, ES Acquisition.

                  (b) The total outstanding membership interests in Eldorado consists of 100,000 Eldorado Units of which 36,763 are owned beneficially and of record by ES Acquisition, 22,186 are owned beneficially and of record by ES Corp, 17,428 are owned beneficially and of record by Northwest and 23,623 are owned beneficially and of record by StoneCraft. Except for the warrants and the employee options as set forth on Schedule 4.3, no Person has any preemptive or other right with respect to any such equity interests or other securities, and there are no offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise) relating to the issuance, conversion, registration, voting, sale or transfer of any equity interests or other securities of Eldorado or obligating Eldorado or any other Person to purchase or redeem any such equity interests or other securities. All of the issued and outstanding equity interests of Eldorado have been duly authorized and are validly issued and outstanding, and have been issued in compliance with all applicable securities and other Laws and are owned free and clear of any Liens or Encumbrances. From and after the Closing, neither the Sellers nor any other Person (other than the Buyer will have any rights whatsoever with respect to the Eldorado Interests or to any other securities or incidents of ownership of, or in, Eldorado.

         4.4 Investments and Subsidiaries.

                  (a) All of the issued and outstanding membership interests in the Subsidiaries (the "Subsidiary Interests") are owned beneficially and of record by Eldorado, free and clear of all Liens or Encumbrances. The Subsidiary Interests constitute all of the issued and outstanding membership interests in the Subsidiaries. The Subsidiary Interests are validly issued, fully paid and non-assessable, issued in compliance with all applicable Laws and no additional membership interests have been reserved for issuance. There are no outstanding options with respect to the membership interest of any of the Subsidiaries or agreements, arrangements or understandings to issue any options with respect to the membership interests of any of the Subsidiaries, nor are there any preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of the membership interests of any of the Subsidiaries. From and after the Closing, no Person (other than Eldorado) will have any rights whatsoever with respect to the Subsidiary Interests or to any other securities or incidents of ownership of, or in, any of the Subsidiaries.

                  (b) All of the issued and outstanding capital stock in both Northwest and ES Corp (the "Corporate Subsidiary Stock") are owned beneficially and of record by ES Acquisition, free and clear of all Liens or Encumbrances. The Corporate Subsidiary Stock constitutes all of the issued and outstanding capital stock in Northwest and ES Corp. The Corporate Subsidiary Stock is validly issued, fully paid and non-assessable, issued in compliance with all applicable Laws and no capital stock has been reserved for issuance. There are no outstanding options with respect to the capital stock of either Northwest or ES Corp or agreements, arrangements or understandings to issue any options with respect to the capital stock of either Northwest or ES Corp, nor are there any preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of the capital stock of either Northwest of ES Corp. From and after the Closing, no Person (other than ES Acquisition) will have any rights whatsoever with respect to the Corporate Subsidiary Stock or to any other securities or incidents of ownership of, or in, either Northwest or ES Corp.

                  (c) Since February 20, 2001, the Business has been conducted solely by and through Eldorado and the Subsidiaries, and none of the Eldorado Entities directly or indirectly owns, controls or has any investment or other ownership interest in any corporation, partnership, joint venture, business trust or other entity other than (i) Eldorado's ownership of the Subsidiary Interests; (ii) ES Corp's ownership of 22,186 Eldorado Units; (iii) Northwest's ownership of 17,428 Eldorado Units; (iv) StoneCrafts' ownership of 23,623 Eldorado Units; (v) ES Acquisition's ownership of 36,763 Eldorado Units; (vi) ES Acquisition's 100% ownership of ES Corp; and (vii) ES Acquisition's 100% ownership of Northwest. None of the Eldorado Entities has agreed, contingently or otherwise, to share any profits, revenues, losses, costs or liabilities with, or to guaranty the obligations of, any Person or entity, other than one or more of the Eldorado Entities and other than as provided in its operating agreement or other charter documents.

         4.5 No Conflicts. The execution, delivery and performance of this Agreement and the other agreements and documents required to be delivered to consummate the transactions contemplated herein do not and will not (with or without the passage of time or the giving of notice) (i) violate or conflict with the certificate of formation on articles of incorporation, bylaws or operating agreements (or other organizational documents) of any of the Eldorado Entities; (ii) conflict with, violate, or result in a breach of, or constitute a default under or the creation of any Lien or Encumbrance pursuant to or give rise to any penalty, right of termination or otherwise cause any alteration of any rights or obligations of any party under, any contract or agreement to which any of the Eldorado Entities is a party or by which it is bound or any Law, permit, license, order, judgment or decree applicable to any of the Eldorado Entities, except in the case of (ii), for any conflict, breach, violation or default that would not have a Material Adverse Effect. No permit, authorization, consent or approval of, or filing with or notification to, any Governmental Authority, regulatory or administrative body or any other third party is required in connection with the execution and delivery of this Agreement by Sellers or the consummation of the transactions contemplated herein.

         4.6 Financial Statements.

                  (a) Sellers have delivered to Buyer true and complete copies of the consolidated audited balance sheets of Eldorado and the Subsidiaries as of December 31, 2001, 2002 and 2003 and the related audited consolidated statements of income and members' equity and cash flow for fiscal year ended December 31, 2001, 2002 and 2003 including the audit reports and notes thereto (the "Financial Statements"). The Financial Statements (a) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby; and (b) fairly reflect in all material respects the financial position of Eldorado and the Subsidiaries on a consolidated basis as of the respective dates thereof and the results of operations and changes in members' equity and cash flow for the periods then ended.

                  (b) Eldorado maintains a system of internal accounting controls sufficient to provide reasonable assurance that, in all material respects: (i) transactions related to or involving Eldorado and the Subsidiaries are executed in accordance with management's general or specific authorizations;
(ii) transactions related to or involving Eldorado and the Subsidiaries are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, and to maintain asset accountability; (iii) access to assets of Eldorado and the Subsidiaries is authorized only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

         4.7 Real Property.

                  (a) Schedule 4.7 separately sets forth the address of real property owned (the "Owned Real Property") or leased (the "Leased Real Property") by each of the Eldorado Entities (the Owned Real Property and the Leased Real Property may be collectively referred to as the "Real Properties").
Schedule 4.7 also sets forth a true and correct list of all leases or subleases and any amendments, modifications or extensions thereto related to any Leased Real Property.

                  (b) Each of the Eldorado Entities has good and marketable title in fee simple to all of the Owned Real Property and owns all right, title and interest in all leasehold estates and other rights purported to be granted to them by the leases and other agreements relating to the Leased Real Property, in each case free and clear of any Lien or Encumbrance except for: (i) liens for current taxes, assessments and governmental charges and levies which may be paid without penalty, interest or other additional charge or which are being contested in good faith by appropriate proceedings and are not material in amount or value in relation to the value of the associated property; and (ii) any zoning or other governmentally established restrictions or encumbrances;
(iii) materialmen's, mechanics', carriers', warehousemen's, landlords', workmen's, repairmen's, or other like liens arising in the ordinary course of business, (iv) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, social security and other like laws, or to secure the performance of construction contracts, leases, statutory obligations, surety, appeal or performance bonds; and (v) such minor utility and municipal easements and restrictions, if any, as do not detract in any material respect from the value of the Real Properties subject thereto and do not materially interfere with the Real Properties used in the ordinary conduct of the business of the Eldorado Entities as presently conducted (collectively, the "Permitted Encumbrances").

                  (c) All of the buildings and structures located on the Owned Real Properties or the premises owned or leased by each of the Eldorado Entities are suitable for the purposes used and, subject to ordinary wear and tear, are in good operating condition and repair in all material respects. No such building or structure, or any appurtenance thereto or equipment therein, or the operation or maintenance thereof, violates any restrictive covenant or any Law (including without limitation any such Laws relating to health, safety, subdivision and zoning), which violation materially interferes with the use of such building, structure or appurtenance, encroaches in any material respect on any property owned by others, or which, to the Knowledge of Eldorado could reasonably be expected to result in any Order against any of the Eldorado Entities. All governmental permits, approvals and licenses required in connection with the operation and, if applicable, ownership of such Real Properties and all improvements thereon and the conduct of each of the Eldorado

Entities' business on the date hereof have been duly obtained, are in full force and effect and no proceedings are pending or, to the Knowledge of Eldorado, threatened which could lead to a revocation or other impairment of any thereof, except where the failure to hold such permits, approvals or licenses would not have a Material Adverse Effect. No condemnation, or other legal, proceeding is pending, or to the Knowledge of Eldorado, threatened with respect to any of the Real Properties.

                  (d) The Sellers have delivered or made available to Buyer true and complete copies, to the extent reasonably available, of all (i) title policies, mortgages, deeds of trust, deeds, leases, easements, restrictive covenants, certificates of occupancy, and similar documents, and all amendments thereto concerning the Owned Real Property, and (ii) leases, subleases or other similar agreements and any amendments, modifications or extensions thereto concerning the Leased Real Property and all other documents referred to in clause (i) of this paragraph with respect to the Leased Real Property.

         4.8 Personal Property. Each of Eldorado and the Subsidiaries has good and valid title to the personal property owned by them free and clear of all Liens or Encumbrances, except for any Permitted Encumbrances. All leased personal property used in the Business is used pursuant to valid, subsisting and enforceable leases, subleases, licenses and other agreements binding upon the parties thereto in accordance with their terms, except as would not have a Material Adverse Effect. All material properties and assets owned or leased by Eldorado or any Subsidiary are in the possession or under the control of Eldorado and are in good condition and repair, ordinary wear and tear excepted, are suitable for the purposes for which they are being used, and are of a condition, nature and quantity sufficient for the conduct of the Business prior to the date hereof.

         4.9 Taxes.

                  (a) All Tax Returns required to have been filed by or with respect to any of the Eldorado Entities have been duly and timely filed (including any extensions), and each such Tax Return correctly and completely reflects Tax liability and all other information required to be reported thereon in all material respects. All such Tax Returns are true, complete and correct in all material respects. All Taxes due and payable by any of the Eldorado Entities, whether or not shown on any Tax Return or claimed to be due by any Governmental Authority, for periods (or portions of periods) covered by the Financial Statements, have been paid or accrued on the balance sheet included in the Financial Statements. ES Acquisition and Eldorado are each classified as a partnership and each Subsidiary is treated as a disregarded entity for federal income tax purposes. ES Corp and Northwest (collectively for this section, the "Corporate Eldorado Entities") are treated as "C" corporations for federal income tax purposes.

                  (b) The unpaid Taxes of the Eldorado Entities (i) did not, as of the most recent fiscal month end, exceed by any material amount the reserve for Liability for Income Tax or any other Tax set forth on the face of the most recent balance sheet included in the Financial Statements, as adjusted, in each case, for operations and transactions in the ordinary course of business through such month end, and (ii) will not exceed by any material amount such reserve as adjusted for operations and transactions in the ordinary course of business through the Closing Date.

                  (c) None of the Eldorado Entities is a party to any agreement extending the time within which to file any Tax Return. No claim has been made at any time during the last three years by any Governmental Authority of any jurisdiction in which any of the Eldorado Entities does not file Tax Returns that any of the Eldorado Entities is or may be subject to taxation by that jurisdiction.

                  (d) Each of the Eldorado Entities has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, shareholder, member or other third party, except where the failure to withhold or pay would not have a Material Adverse Effect.

                  (e) To Eldorado's Knowledge, no Governmental Authority has taken action to assess additional Taxes against or in respect of it for any past period which would reasonably be expected to have a Material Adverse Effect. To Eldorado's Knowledge, there is no material dispute or claim concerning any Tax liability of any of the Eldorado Entities either (i) threatened, claimed or raised by any Governmental Authority or (ii) of which any of the Eldorado Entities is otherwise aware. There are no liens for Taxes upon any assets of any of the Eldorado Entities other than liens for Taxes not yet due. Schedule 4.9(e) indicates those Tax Returns, if any, of any of the Eldorado Entities that have been audited or examined by Governmental Authorities since February 20, 2001, and indicates those Tax Returns of any of the Eldorado Entities that currently are the subject of audit or examination. Each of the Eldorado Entities has delivered or made available to Buyer complete and correct copies of all federal, state, local and foreign income Tax Returns filed by it, and all material Tax examination reports and statements of deficiencies assessed against or agreed to by it, since the fiscal year ended December 31, 2001. None of the Eldorado Entities has granted a power of attorney with respect to any matter relating to Taxes.

                  (f) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns required to be filed by any of the Eldorado Entities or with respect to any Tax assessment or deficiency affecting any of the Eldorado Entities.

                  (g) None of the Eldorado Entities has received any written ruling during the past three years related to Taxes or entered into any agreement with a Governmental Authority relating to Taxes.

                  (h) None of the Eldorado Entities has any liability for the Taxes of any person other than itself (i) under section 1.1502-6 of the Income Tax Regulations (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

                  (i) None of the Eldorado Entities has agreed to make and none of the Eldorado Entities is required to make any adjustment under section 481 of the Code (or similar provision of state, local or foreign law) by reason of a change in accounting method.

                  (j) None of the Eldorado Entities is a party to or bound by any obligations under any tax sharing, tax allocation, tax indemnity or similar agreement or arrangement.

                  (k) Except for the ownership interests of the Corporate Eldorado Entities in Eldorado, none of the Eldorado Entities is involved in, subject to, or a party to any joint venture, partnership, contract or other arrangement that is treated as a partnership for federal, state, local or foreign income Tax purposes.

                  (l) At no time during the past three years have any of the Eldorado Entities been included and none of the Eldorado Entities is includible in the Tax Return of any affiliated, consolidated, combined, unitary or similar group.

                  (m) At no time during the past three years have any of the Eldorado Entities made any payments and no Eldorado Entity, is obligated to make any payments, or is a party to any contract, agreement or arrangement covering any current or former employee or consultant that under certain circumstances could require it to make or give rise to any payments that are not deductible as a result of the provisions set forth in section 280G of the Code or the Income Tax Regulations thereunder or would result in an excise tax to the recipient of any such payment under section 4999 of the Code, nor will compensation amounts attributable to the exercise of existing employee options of Eldorado be otherwise nondeductible.

                  (n) There is currently no limitation on the utilization of any net operating losses, built-in losses, capital losses, Tax credits or other similar items of a Corporate Eldorado Entity under (i) section 382 of the Code,
(ii) section 383 of the Code, (iii) section 384 of the Code or (iv) section 1502 of the Code and the Income Tax Regulations promulgated thereunder.

                  (o) Each material election with respect to income Taxes affecting any of the Eldorado Entities is set forth in Schedule 4.9(o).

                  (p) No Corporate Eldorado Entity has ever been and no Corporate Eldorado Entity is a United States real property holding corporation within the meaning of section 897(c)(1)(A)(ii) of the Code. No Corporate Eldorado Entity is a "consenting corporation" within the meaning of section 341(f)(1) of the Code. No Corporate Eldorado Entity has distributed the stock of another corporation and no Corporate Eldorado Entity has had its stock distributed by another corporation in a transaction described in sections 355 or 361 of the Code.

                  (q) None of the assets of any of the Eldorado Entities constitutes tax-exempt bond financed property or tax-exempt use property, within the meaning of section 168 of the Code. None of the Eldorado Entities is a party to any "safe harbor lease" that is subject to the provisions of section 168(f)(8) of the Code as in effect prior to the Tax Reform Act of 1986, or to any "long-term contract" within the meaning of section 460 of the Code.

                  (r) Each of the Eldorado Entities has substantial authority for the treatment of, or has disclosed (in accordance with section 6662(d)(2)B)(ii) of the Code) on its federal income Tax Returns, all positions taken on its relevant federal income Tax Returns that could give rise to a substantial understatement of federal income Tax within the meaning of section 6662(d) of the Code.

                  (s) To the Knowledge of Eldorado, none of the Eldorado Entities is a party to any transaction with an Affiliate or related party that would require a transfer pricing study, whether for foreign or interstate purposes.

                  (t) ES Acquisition has not made, and will not make any election under Section 754 of the Code. Eldorado has made an election under
Section 754 of the Code, and will maintain such election.

                  (u) ES Acquisition's acquisition of an interest in Eldorado in 2001 resulted in a basis adjustment under Section 743(b) of the Code, a portion of which was properly allocable to goodwill. ES Acquisition's Section 743(b) adjustment allocable to goodwill is properly amortizable under Section 197 of the Code and is not subject to the "anti-churning" rules of Section 197(f)(9). Eldorado has not engaged in any transaction since its inception that resulted in a Section 734(b) basis adjustment with respect to its assets.

         4.10 Litigation.

                  (a) Except as set forth in Schedule 4.10, there are no demands, disputes, claims, employee grievances, actions, suits or proceedings (in law, equity or administrative) against, or investigations involving or affecting, Eldorado or any of the Subsidiaries, their businesses or assets, or their directors, officers, shareholders or members in their capacities as such, before any court or Governmental Authority or instrumentality, or before an arbitrator or mediator of any kind ("Proceeding"). Neither Eldorado nor any of the Subsidiaries is in default with respect to any judgment, award, determination, order, writ, injunction or decree of any court or federal, state, municipal or Governmental Authority or any commission, board, bureau, agency, instrumentality, administrator or arbitrator applicable to Eldorado or any of the Subsidiaries. Schedule 4.10 sets forth a list of each material Proceeding against Eldorado or any of the Subsidiaries or any of their assets that are: (i) currently active or being contested; or (ii) were filed, presented, brought, or in any manner active or outstanding, during the last three years.

                  (b) Neither the Sellers, Eldorado nor any of the Subsidiaries have received written notice, and to the Knowledge of Sellers, neither Eldorado nor any of the Subsidiaries are aware of any Orders outstanding against Eldorado or any of the Subsidiaries.

                  (c) To the Knowledge of the Sellers, there are no facts or circumstances that could reasonably be expected to give rise to any Proceeding that would be expected to have a Material Adverse Effect.

         4.11 Labor Matters.

                  (a) Neither Eldorado nor any of the Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization with respect to any employee.

                  (b) Neither Eldorado nor any of the Subsidiaries' employees is a member of any collective bargaining unit related to his or her employment with Eldorado or any of the Subsidiaries, no collective bargaining unit has filed a petition for representation of Eldorado or any of the Subsidiaries' employees, no union organizing activity is being directed at Eldorado or any of the Subsidiaries' employees, and there are no strikes, material slowdowns, work stoppages or lockouts, or, to the Knowledge of the Sellers, by or with respect to any employees of Eldorado or any of the Subsidiaries.

                  (c) Schedule 4.11 sets forth the workers' compensation claims history of Eldorado and the Subsidiaries since January 1, 2002.

                  (d) Each of Eldorado and the Subsidiaries have, to the Knowledge of Eldorado and the Subsidiaries, complied in all material respects with all applicable legal requirements relating to its employees, arising from statutes and/or regulations relating to wages, hours, collective bargaining, unemployment insurance, worker's compensation, equal employment opportunity, age and disability discrimination, immigration control and the payment and withholding of Taxes.

                  (e) To the Knowledge of the Sellers, no executive level employee of any of the Eldorado Entities have given any notice that such employee is terminating, or will terminate, his or her employment as a result of any of the transactions contemplated by this Agreement.

         4.12 Intellectual Property Rights.

                  (a) Schedule 4.12 lists all patents and registered trademark, trade names, service marks, copyrights, and, with respect to each of the foregoing, applications (including provisional applications) owned by any of the Eldorado Entities (the "Eldorado IP" ), and lists any proceedings or actions pending as of the date hereof before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to the Eldorado IP. Each of the Eldorado Entities owns, licenses or otherwise possesses legally enforceable rights to use all Eldorado IP and any other technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are used in or material to the Business as currently conducted (collectively with the Eldorado IP, the "Eldorado Intellectual Property Rights").

                  (b) Each of the Eldorado Entities has the unrestricted right to use all Trade Secrets (defined below) required by it for the conduct of the Business. Each of the Eldorado Entities has taken commercially reasonable precautions to preserve and document its Trade Secrets. "Trade Secrets" shall mean trade secrets, confidential information, know-how, inventions, processes, formulae, discoveries, designs, customer lists, supplier lists, marketing strategies, processes and technical data.

                  (c) None of the Eldorado Entities has received any written communication alleging that Eldorado or any Subsidiary has violated any of the patents, licenses, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights of any Person. To the Knowledge of Eldorado, no third party is infringing upon or violating any of the Intellectual Property

Rights, Trade Secrets or other proprietary rights owned by Eldorado or the Subsidiaries.

                  (d) None of the Eldorado Entities is subject to any Order, action, or proceeding, that restricts in any manner the use, transfer, or licensing of any Eldorado Intellectual Property Rights, Trade Secrets or other intellectual property rights or that affects the validity, use, or enforceability of such Eldorado Intellectual Property Rights, Trade Secrets or other intellectual property rights.

                  (e) To the Knowledge of the Sellers, the operation of the Business as currently conducted does not (i) infringe or misappropriate the intellectual property of any other Person (ii) violate any term or provision of any license or contract concerning such intellectual property, or (iii) violate the privacy or publicity rights of any Person, and none of the Eldorado Entities has received written notice from any Person alleging any of the foregoing (including notice of third party patent or other intellectual property rights from a potential licensor of such rights).

         4.13 Contracts and Commitments. Schedule 4.13 hereto sets forth a complete and accurate list of:

                  (a) Each Contract (other than open purchase orders) that involves the performance of services or the delivery of goods or materials by Eldorado and/or any Subsidiary of an amount or value in excess of $175,000;

                  (b) Each Contract (other than open sales orders) that involves the performance of services for or the delivery of goods or materials to Eldorado and/or any Subsidiary of amount or value in excess of $175,000;

                  (c) Each Contract that was not entered into in the ordinary course of business that involves expenditures or receipts in excess of $175,000;

                  (d) Each license or other Contract with respect to the Eldorado Intellectual Property Rights other than with respect to commercially available software;

                  (e) Each Contract for capital expenditures in excess of $175,000;

                  (f) Each Contract or commitment relating to the borrowing of money or a line of credit or pursuant to which Eldorado and/or any Subsidiary has guaranteed any Indebtedness or obligation of any Person;

                  (g) Each Contract with respect to environmental remediation at any facility or property now or formerly owned by Eldorado and/or any Subsidiary;

                  (h) Each representative, distribution, marketing or sales agency Contract or commitment;

                  (i) Each Contract containing covenants limiting the freedom of Eldorado and/or any Subsidiary to engage in any line of business or to compete with any Person or covenants of another Person not to compete with Eldorado or any Subsidiary;

                  (j) Each sole source supply Contract for the purchase of any material raw material, component or product that is otherwise not generally available and that is used in the manufacture of any product of the Business;

                  (k) Each guaranty and indemnity by Eldorado and/or any Subsidiary to any Person in connection with the supply of components or raw materials to the Business; and

                  (l) All other Contracts not otherwise described in this
Section 4.13, the absence, or existence, of which is reasonably likely to have a Material Adverse Effect;

                  (m) All Contracts with respect to the acquisition of any other entity, business, line of business or material amount of assets;

                  (n) All Contracts (including, but not limited to, employment, severance, change of control or consulting) with executive officers of Eldorado or any of the Subsidiaries and each commission, agency and representative Contract (other than unwritten employment arrangements terminable at will without payment of any contractual severance or other amount);

                  (o) Each Contract with respect to the sharing of profits, revenues, losses, costs or liabilities of any Person or entity other than one or more of the Eldorado Entities;

                  (p) Neither Eldorado nor any of the Subsidiaries is, or has received written notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be violation or breach of or default under any such Contract). Each of Eldorado and each Subsidiary has complied with the provisions of the above Contracts in all material respects.

         4.14 Absence of Undisclosed Liabilities. Neither Eldorado nor any of the Subsidiaries has any liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, secured or unsecured (whether accrued, absolute, contingent or otherwise) required to be reflected in the Financial Statements (collectively, the "Liabilities" ), that are not reflected on or adequately reserved against in the Financial Statements or the accompanying notes thereto, except for (a) Liabilities incurred in the ordinary course of business since the date of the Financial Statements which are usual and normal in amount, and (b) Liabilities which would, individually or in the aggregate, not have a Material Adverse Effect.

         4.15 Existing Condition. Since December 31, 2003, there has not occurred (i) any Material Adverse Effect or any event, change or effect which is reasonably likely to have, individually or in the aggregate with other events, changes or effects, a Material Adverse Effect; (ii) any damage to, destruction or loss of any material asset of Eldorado or any Subsidiary (whether or not covered by insurance); (iii) any change by Eldorado or any of the Subsidiaries in its accounting methods, principles or practices; or (iv) any material revaluation by Eldorado or any of the Subsidiaries of any of its or any Subsidiary's assets, including, without limitation, writing off or writing down notes or accounts receivable or inventory, other than in the ordinary course of business consistent with past practice (v) any material increase in compensation, rate of commission or rate of consulting fee outside of the ordinary course of business payable to any stockholder, director, officer or employee or entry into (or amendment of) any employment, severance or similar agreement with any stockholder, director, officer, agent, consultant or employee; (vi) waiver by Eldorado or any of the Subsidiaries of any material right, forbearance of any material debt or release of any material claim except in each case in the ordinary course of business; (vii) declaration or payment of any distribution or payment of any dividend or other payment in respect of the membership interests of Eldorado or any Subsidiary or any repurchase or redemption of any such membership interests or other securities, other than tax distributions contemplated by the Limited Liability Company Agreement of Eldorado; (viii) adoption of or change in any Plan or labor policy; (ix) entry into, amendment, termination or receipt of notice of termination of any agreement or other document or commitment by Eldorado or any of the Subsidiaries which is required to be disclosed in the Schedules, or any material transaction (including, without limitation, any such relating to capital expenditures); (x) sale (other than sales of inventory in the ordinary course of business), assignment, conveyance, lease, or other disposition of any material asset or property of Eldorado or any Subsidiary or mortgage, pledge, or imposition of any Lien or Encumbrance on any material asset or property of Eldorado or any Subsidiary; (xi) binding agreement to do any of the foregoing by Eldorado or any Subsidiary; (xii) any authorization, issuance, sale or other disposition by Eldorado or any of the Subsidiaries of any shares of any of their common stock, membership units (or other equity interests), or any modification or amendment of any right of any holder of any outstanding shares of capital stock, membership units (or other equity interest) in Eldorado or the Subsidiaries; and/or (xiii) any commencement, termination or change by Eldorado or the Subsidiaries of any material line of business.

         4.16 Employee Benefit Plans.

                  (a) Schedule 4.16 contains a complete list of all "employee benefit plans," whether written or unwritten, as defined in Section 3(3) of ERISA ("Plans"), sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by Eldorado or any of the Subsidiaries, currently or at any time within the past three years for the benefit of any current or former employee, consultant or director of Eldorado or any of the Subsidiaries under which Eldorado or any of the Subsidiaries has any present or future obligation or liability. All Plans have been administered in substantial compliance with their terms and the applicable provisions of ERISA and the Code and/or other applicable Law. With respect to each Plan required to be listed on
Schedule 4.16, (i) each Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and is, as most recently amended, the subject of a favorable determination letter from the IRS as to its qualification and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (ii) all contributions required under the terms of the Plans or under applicable law have been made within the time required by law and the terms of the Plans; (iii) there have been no "prohibited transactions" (as described in Section 4975 of the Code or in Part 4 of Subtitle B of Title I of ERISA) with respect to any Plan; and (iv) there are no inquiries, proceedings, claims or suits pending or threatened by any Governmental Authority or by any participant or beneficiary against any of the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any of such Plans with respect to the design or operation of the Plans, other than routine claims for benefits.

                  (b) Neither Eldorado, any of the Subsidiaries, nor any entity required to be aggregated therewith, under Section 414 of the Code ("ERISA Affiliate") sponsors or contributes (or is obligated to sponsor or contribute) to (i) a "multiemployer plan" as such term is defined in ERISA Section 3(37); or
(ii) an "employee pension benefit plan," as defined in Section 3(2) of ERISA, that is subject to ss.412 of the Code or ss.302 of Title I of ERISA. During the three-year period ending on the Closing Date, neither Eldorado nor any of the Subsidiaries, nor any ERISA Affiliate, has contributed or been obligated to contribute to either of such plans, referenced in (i) and (ii) above.

                  (c) There are no unsatisfied liabilities to participants, the IRS, the United States Department of Labor ("DOL"), the Pension Benefit Guaranty Corporation ("PBGC") or to any other person or entity which have been incurred as a result of the termination of any Plan ever maintained by Eldorado or any of the Subsidiaries or any ERISA Affiliate, and neither Eldorado nor any of the Subsidiaries nor any ERISA Affiliate sponsors, maintains, contributes to or is required to contribute to any Plan which is subject to the minimum funding requirements of Part 3 of Subtitle B of Title I of ERISA or subject to Section 412 of the Code. To the Knowledge of Eldorado and the Subsidiaries, there is no pending litigation or action relating to any Plan or other benefit arrangement, and there are no facts or circumstances that could reasonably be expected to give rise to any such litigation or action. To the Knowledge of Eldorado and the Subsidiaries, no investigation, audit or other administrative proceeding by the DOL, the PBGC, the IRS or any other Governmental Authorities are pending or in progress. All material contributions due under each Plan or benefit arrangement have been paid or accrued on the books of Eldorado and the Subsidiaries in accordance with DOL Regulation 2510.3-102(b).

                  (d) All reports and information required to be filed with the DOL, IRS and PBGC or any other Governmental Authority or furnished to plan participants and their beneficiaries with respect to each Plan required to be listed on Schedule 4.16 have been so filed and/or furnished and all annual reports (including Form 5500 series) of such Plans were certified without qualification by each Plan's accountants and no material change has occurred with respect to matters covered by the most recent Form 5500 since the date thereof. Current accurate and complete copies of all Plans (and, if applicable, related trust agreements or other funding instruments), and all amendments thereto and related summary plan descriptions and, for the three most recent years, Forms 5500 and attached schedules and audited financial statements have been made available to the Buyer. All discrimination test results for plans qualified under Section 401(a) of the Code, flexible benefit plans under Code ss.125, or self-insured plans under Section 105(h) of the Code have been made available to the Buyer.

                  (e) The consummation of the transactions contemplated herein will not, either alone or in combination with another event, (i) entitle any employee or any current or former employee, officer, director, consultant or agent of Eldorado or any of the Subsidiaries to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting of, or increase the amount of, compensation or benefits due to any such individual.

                  (f) There has been no violation of the "continuation coverage requirement" of "group health plans" as set forth in section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA (sometimes referred to as "COBRA") with respect to any Plan maintained by Eldorado or any of the Subsidiaries or any ERISA Affiliate to which such continuation coverage requirements apply. There has been no violation of the health insurance obligations imposed by section 9801 of the Code and Part 7 of Subtitle B of Title I of ERISA with respect to any Plan to which such insurance obligations apply. Neither Eldorado, any of the Subsidiaries nor any ERISA Affiliate has contributed to a nonconforming group health plan (as defined in Section 5000(c) of the Code) and no ERISA Affiliate of Eldorado or any of the Subsidiaries has incurred a tax under Section 5000(a) of the Code which is or is reasonably expected to become a liability of Eldorado or an ERISA Affiliate.

                  (g) Other than such continuation of benefit coverage under group health plans as is required by applicable law, the cost of which is fully paid by the former employee or his or her dependent, neither Eldorado nor any Subsidiary maintains retiree life or retiree health plans providing for continuing coverage for any employee or any beneficiary of an employee after the employee's termination of employment.

                  (h) The Sellers have furnished or made available to the Buyer copies of each material, written severance or other similar contract, arrangement or policy and each material, written plan, agreement, policy or arrangement providing for insurance coverage (including any self-insured arrangements), vacation benefits, disability benefits, early retirement benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of compensation or post-retirement benefits that (i) is not a Plan, (ii) is entered into, maintained or contributed to, as the case may be, by Eldorado or any of the Subsidiaries, and (iii) covers any employee, former employee, director, consultant or independent contractor of Eldorado or any of the Subsidiaries.

                  (i) Neither Eldorado nor any of the Subsidiaries have engaged in a transaction described in Section 4069 or 4212(c) of ERISA. No circumstances exist pursuant to which Eldorado or any of the Subsidiaries could reasonably be expected to incur any material liability for any Tax imposed under ss.ss.4971 through 4980B of the Code or any liability under ss.ss.502(i) or (1) of ERISA.

                  (j) Neither Eldorado nor any of the Subsidiaries have, since February 20, 2001, terminated, suspended, discontinued contributions to or withdrawn from any Plan subject to Title IV of ERISA, including (without limitation) any multiemployer plan, as defined in ss.3(37) of ERISA.

                  (k) Schedule 4.16 sets forth a description of the vacation carry-over policy of Eldorado and each of the Subsidiaries and lists any and all liabilities, of any nature whatsoever, resulting from or related to such policy.

         4.17 Compliance with Laws and Instruments. Each of Eldorado and each Subsidiary is and at all times during the last three years has been, in compliance with and has not received any notice of any violation or delinquency, with respect to, any Laws, applicable to the Business, except for such violations or delinquencies that, individually or in the aggregate, would not have a Material Adverse Effect. Neither the ownership or use of Eldorado's and the Subsidiaries' assets nor the conduct of the Business conflicts with rights of any other Person or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a breach, default, right to accelerate or loss of rights under, or result in the creation of any Lien or Encumbrance pursuant to, any term or provision of the formation documents of Eldorado or any Subsidiary as presently in effect, or any Contract, permit, license, consent, approval, instrument, Law, statute, rule or regulation or any Order, judgment, award or decree to which Eldorado or any Subsidiary is a party or by which Eldorado or any Subsidiary or the Business may be bound or affected, except any as would not, individually or in the aggregate, have a Material Adverse Effect.

         4.18 Environmental Compliance.

                  (a) Eldorado and each Subsidiary have complied with, and are in compliance with and have not received any written notice of any violation or delinquency with respect to, any Law or any agreement with, or any license or permit from, any Governmental Authority to which the operation of the Business or any of its assets or personnel is subject and which relates to human health or the environment including, without limitation, any Environmental Laws, except where such non-compliance would not be reasonably expected to have a Material Adverse Effect. Neither Eldorado, any Subsidiary, nor to Eldorado's Knowledge, any of the Properties, nor to Eldorado's Knowledge, any formerly owned or leased properties has been made subject to any allegation, claim, judgment, decree, Order, arbitration award, deed restriction, permit condition, licensing restriction or any other restriction of the operation of the Business by any Governmental Authority relating to Environmental Laws. To Eldorado's Knowledge, there are no circumstances or conditions existing that may prevent or interfere with such compliance in the future. Either Eldorado or a Subsidiary has obtained all approvals, consents, permits, licenses and other authorizations required under Environmental Laws for the use, ownership, operation and/or occupation of the Real Properties and for the conduct of the Business, except for such approvals the absence of which would not have a Material Adverse Effect.

                  (b) There is no Environmental Claim pending, or to the Knowledge of Eldorado, no claim threatened against Eldorado, any Subsidiary or the Real Properties or any real property formerly owned or leased by Eldorado. To the Knowledge of Eldorado there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Hazardous Materials into the environment that could form the basis of any Environmental Claim relating to the Business or against Eldorado or any Subsidiary or the Real Properties or any property formerly owned or leased by either Eldorado or any Subsidiary.

                  (c) Schedule 4.18(c) hereto lists all environmental assessments or agreements that, to the Knowledge of Eldorado, exist or were prepared for or at the request of Eldorado and are in its possession or control relating to any of the Real Properties or any facilities or Real Properties or formerly owned or leased real property (or any real property geologically or hydrologically adjoining any of such properties), of Eldorado and the Subsidiaries.

                  (d) Except as in compliance with all Environmental Laws and to the Knowledge of Eldorado, there are no Hazardous Materials present on or in the environment at any of the Real Properties or, at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Real Properties or such adjoining property, or incorporated into any structure therein or thereon, except where such non-compliance would not be reasonably expected to have a Material Adverse Effect. Neither Eldorado nor any of the Subsidiaries nor any other Person for whose conduct it or they may be held responsible to the Knowledge of Eldorado or any of the Subsidiaries, or any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to or on the Real Properties or any other properties or assets (whether real, personal, or mixed) in which the Sellers and/or the Eldorado Entities has or had an interest.

                  (e) Except as in compliance with all Environmental Laws or where such non-compliance would not be reasonably expected to have a Material Adverse Effect and as set forth in the documents listed on Schedule 4.18, to the Knowledge of Eldorado, there are no (i) underground storage tanks, active or abandoned, (ii) polychlorinated biphenyl containing equipment, or (iii) asbestos containing material, at or under any Owned Real Property, or at or under any Leased Real Property.

         4.19 Transactions With Affiliates. Schedule 4.19 hereto sets forth, for each Person who is an Affiliate, every agreement, undertaking, understanding or compensation arrangement of any Affiliate with Eldorado and/or any Subsidiary (other than normal employment arrangements) and any interest of any Affiliate in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the Business (other than ownership of membership interests of Eldorado).

         4.20 Product and Service Warranties. A copy of each standard warranty of Eldorado and each Subsidiary is set forth on Schedule 4.20. Neither Eldorado nor any Subsidiary has expanded its warranty obligation to any customer beyond that which is set forth in the standard warranties. To the Knowledge of Eldorado, there are no design or manufacturing defects with respect to any products sold by Eldorado or any Subsidiaries prior to the Closing Date that reasonably could result, in connection with normal use, in product liability. There are no material outstanding claims (including, without limitation, claims for product liability, defects or breaches of product or service warranties) in connection with the manufacture, production, sale, distribution or use of any products or services sold by Eldorado or any Subsidiary (individually a "Warranty Claim" and collectively, "Warranty Claims") except for any Warranty Claims, individually or in the aggregate, which would not have a Material Adverse Effect. Neither Eldorado nor any Subsidiary has received notice of any facts or circumstances that reasonably would be expected to be the basis for any material Warranty Claim on or after the date hereof. To the Knowledge of Eldorado, no fact or circumstance exists that would support any personal injury claim arising from or relating to any product manufactured Eldorado or any Subsidiary prior to or on the Closing Date. For purposes of the preceding sentence, "manufactured" shall mean that the product constitutes or constituted finished goods inventory.

         4.21 Insurance.

                  (a) Eldorado and the Subsidiaries maintain insurance under various insurance policies, as set forth on Schedule 4.21(a) hereto, which policies, to Eldorado's Knowledge, are valid and enforceable in accordance with their terms and all premiums due thereunder have been paid when due and neither Eldorado nor any of the Subsidiaries have received any written notice of cancellation or termination in respect of any such policy. At no time was there a period in which Eldorado or the Subsidiaries lacked such insurance coverage, except as such failure to maintain coverage is not reasonably likely to have a Material Adverse Effect. There are no outstanding claims under such policies except such claims, individually or in the aggregate, which would not have a Material Adverse Effect.

                  (b) Neither Eldorado nor any Subsidiary has received (i) any notice of cancellation of any policy or binder of insurance required to be identified in Schedule 4.21(a) or refusal of coverage thereunder; (ii) any notice that any issuer of such policy or binder has filed for protection under applicable bankruptcy or insolvency laws or is otherwise in the process of liquidating or has been liquidated; or (iii) any other indication that any such policy or binder may no longer be in full force or effect or that the issuer of any such policy or binder may be unwilling or unable to perform its obligations thereunder. Neither Eldorado nor any Subsidiary has, within the last three years, been refused any insurance nor has their coverage been limited.

                  (c) Schedule 4.21(c) contains a list of all claims made under any insurance policies covering Eldorado or any of the Subsidiaries since January 1, 2002. Neither the Sellers, Eldorado nor any of the Subsidiaries have received written notice that any insurer under any policy referred to in this
Section is denying liability with respect to a claim thereunder or defending any claim under a reservation of rights clause.

         4.22 Inventory. All inventory of Eldorado and the Subsidiaries used in the Business as set forth in the Financial Statements consists of, and all inventory as of the Closing Date will consist of, raw materials, work-in-process and finished goods of a quality and quantity usable or salable in the ordinary course of the Business. The value at which inventories were reflected in the Financial Statements was calculated using the first in, first out (FIFO) inventory valuation principle, subject to provisions for or omissions of obsolete inventory, all in accordance with GAAP, applied on a basis consistent with that of the preceding fiscal year.

         4.23 Accounts Receivable. All accounts receivable of the Business as set forth in the Financial Statements are, and all accounts receivable which have arisen or arise between the date of the 2003 Financial Statements and the Closing Date: (i) are and will be, genuine, valid, binding and subsisting, having arisen or arising out of bona fide sales and deliveries of products or the performance of services in the ordinary course of business consistent with past practice; (ii) to the Knowledge of Eldorado, all accounts receivable of the Business set forth in the Financial Statements in the aggregate are collectible in the ordinary course of business, subject to no defenses, counterclaims or set-offs (other than in the ordinary course); (iii) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangements; and (iv) are subject to allowances for bad debts and accruals as reflected in the Financial Statements.

Such allowances and accruals are reasonable, adequate and appropriate based on Eldorado's prior experience and are in accordance with GAAP, applied on a basis consistent with that of the preceding fiscal year.

         4.24 Brokers. No Person acting on behalf of any Seller or any of its Affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement other than Citigroup Global Markets Inc., and any commission or similar fee to which Citigroup Global Markets Inc. may be entitled is an obligation of the Sellers, and not of any of the Eldorado Entities.

         4.25 Substantial Customers and Suppliers. Schedule 4.25 lists the ten largest customers of the Eldorado Entities on the basis of revenues for goods sold or services provided for the twelve month period ending December 31, 2003.
Schedule 4.25 lists the ten largest suppliers of the Eldorado Entities on the basis of cost of goods or services purchased during the twelve month period ending December 31, 2003. Except as disclosed in Schedule 4.25, to the Knowledge of the Sellers and/or the Eldorado Entities, no such customer or supplier is insolvent or threatened with bankruptcy or insolvency.

         4.26 Bank and Brokerage Accounts. Schedule 4.26 sets forth: (i) a list of the names and locations of all banks, securities brokers and other financial institutions at which any of the Eldorado Entities has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; and (ii) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of all persons having signatory power with respect thereto.

         4.27 No Other Representations or Warranties. Except for the representations and warranties contained in this Section 4, neither Sellers, nor any of the Eldorado Entities makes any representations or warranties, and Sellers and the Eldorado Entities hereby disclaim any other representations or warranties (express or implied), whether made by Sellers, any of the Eldorado Entities or by any of their officers, directors, employees or agents, if any, with respect to the execution, delivery and performance of this Agreement, the transactions contemplated hereby or the business conducted by the Eldorado Entities notwithstanding the delivery or disclosure to the Buyer or any of its representatives of any documentation or other information with respect to any one or more of the foregoing.

         4.28 Survival of Representations, Warranties, Covenants and Agreements. Even though the Buyer may investigate the affairs of the Eldorado Entities and attempt to confirm the accuracy of the representations and warranties of the Seller and/or the Eldorado Entities, the Buyer, nonetheless, shall have the right to rely fully upon the representations, warranties, covenants and agreements of the Sellers and/or the Eldorado Entities contained in this Agreement. All such representations, warranties, covenants and agreements will survive the Closing for the periods specified in this Agreement.

              SECTION 5. REPRESENTATIONS AND WARRANTIES OF BUYER.

         Buyer represents, warrants and, where applicable, covenants with Sellers, as of the date of this Agreement and as of the Closing Date, that:

         5.1 Incorporation, Good Standing and Authority. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Utah, and has all requisite corporate power and authority to conduct its business as presently conducted and to own and lease the properties and assets used in connection therewith. The execution and delivery of this Agreement and any other agreement, instrument or other document necessary to consummate the transactions contemplated herein and the consummation of the transactions contemplated herein and thereby are within the corporate power of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and any other agreement, instrument or other document necessary to consummate the transactions contemplated herein constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its and their terms, except that the enforcement thereof may be limited by (i) bankruptcy, insolvency reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a Proceeding at law or in equity).

         5.2 Validity of Contemplated Transactions. Neither the execution and delivery of this Agreement and any other agreement, instrument or other document necessary to consummate the transactions contemplated herein by Buyer nor the consummation by Buyer of the transactions provided for herein or therein will conflict with, violate, or result in a breach of or default under any Contract to which Buyer is a party or by which it is bound or any law, permit, license, order, judgment or decree applicable to Buyer or any provision of the charter or bylaws of Buyer.

         5.3 Litigation. There is no pending action or Proceeding that has been commenced against Buyer that may have the effect of preventing, delaying, or making illegal the transactions contemplated herein.

         5.4 Sufficient Funds. To the knowledge of Buyer, no event has occurred and no circumstances currently exist that would be likely to cause the Buyer to be unable to arrange and complete the Financing, as defined in Section 6.10. If the Financing occurs, Buyer will have available to it as of the Closing Date sufficient funds to, upon the Closing, pay the aggregate Purchase Price set forth in Section 2 hereof and to satisfy any and all obligations of the Buyer due and owing as a result of the consummation of the transactions contemplated hereby.

         5.5 Investment Representations.

                  (a) Buyer is acquiring the Securities for its own account for purposes of investment and not for the account of any other Person, not for resale to any other Person, and not with a view to or in connection with a sale or distribution of the Securities. Buyer has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment for the disposition of the Securities by Buyer.

                  (b) Buyer understands that (i) the Securities have not been registered under the Securities Act or the securities laws of any state or other jurisdiction, (ii) the Securities may not be sold, transferred, or otherwise disposed of without registration under the Securities Act and under any applicable state or other jurisdiction's respective securities laws, or an exemption therefrom, and that without an effective registration statement covering the Securities or an available exemption from registration under the aforementioned securities laws (including, without limitation, the Securities
Act), the Securities must be held indefinitely and (iii) Sellers do not have any obligation to register the Securities.

                  (c) Buyer has been furnished access to the business records of the Eldorado Entities and such additional information and documents as Buyer has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Eldorado Entities concerning the terms and conditions of this Agreement and the transactions contemplated herein, the purchase of the Securities, the Business, the operations, market potential, capitalization, financial condition, assets, properties and prospects of the Eldorado Entities, and all other matters deemed relevant by Buyer. Buyer has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of its investment in the Securities and Buyer is able financially to bear the risks thereof.

         5.6 Brokers. No Person acting on behalf of Buyer or any of its Affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement other than J.P. Morgan and any commission or similar fee to which J.P. Morgan may be entitled to is an obligation of Buyer.

         5.7 No Other Representations or Warranties. Except for the representations and warranties contained in this Section 5, Buyer makes no representations or warranties, and Buyer hereby disclaims any other representations or warranties (express or implied), whether made by Buyer or by any of its officers, directors, employees or agents, if any, with respect to any matter.


              SECTION 6. OBLIGATIONS OF THE PARTIES UNTIL CLOSING.

         6.1 Conduct of Business. Sellers will, and will cause the Eldorado Entities to, use commercially reasonable efforts to carry on their respective businesses in the ordinary course consistent with past practice, expect as otherwise contemplated herein.

         6.2 Notification of Certain Matters. Between the date hereof and the Closing, Sellers will give prompt notice in writing to Buyer of: (a) any information known to Sellers that indicates that any representation or warranty of Sellers contained herein will not be true and correct in any material respect as of the Closing, and (b) the occurrence of any event known to Sellers which will result in, or has a reasonable prospect of resulting in, the failure to satisfy a condition in Section 7 hereof; and Buyer will give prompt notice in writing to Sellers of: (a) any information known to Buyer that indicates that any representation or warranty of Buyer contained herein will not be true and correct in any material respect as of the Closing, and (b) the occurrence of any event known to Buyer which will result in, or has a reasonable prospect of resulting in, the failure to satisfy a condition in Section 8 hereof.

         6.3 Conduct of Business Pending Closing. Except as expressly provided in the Schedules or herein or as would not have a Material Adverse Effect, between the date hereof and the Closing Sellers shall:

                  (a) cause the Eldorado Entities to maintain their corporate or limited liability existence, to pay and discharge debts, liabilities and obligations as they become due, and to operate in the ordinary course in a manner consistent with past practice and the provisions of this Agreement and in compliance in all material respects with all applicable Laws, Authorizations, contracts and agreements (including, without limitation, those identified in the Schedules);

                  (b) cause the Eldorado Entities to maintain their facilities and assets in the same state of repair, order and condition as they were on the date hereof, reasonable wear and tear excepted;

                  (c) cause the Eldorado Entities to maintain their books and records in accordance with past practice, and to use commercially reasonable efforts to maintain in full force and effect all Authorizations and all insurance policies and binders;

                  (d) cause the Eldorado Entities to use commercially reasonable efforts to preserve intact the Eldorado Entities' present business organization and maintain their relations and goodwill with the suppliers, customers, employees and others having a business relationship with any of them;

                  (e) promptly advise Buyer of the written threat or commencement against the Eldorado Entities or any Seller of any dispute, claim, action, suit, proceeding, arbitration or investigation known to any Seller which would result in a Materially Adverse Effect, or which challenges or may affect the validity of this Agreement or any action taken or to be taken in connection with this Agreement or the ability of any of the Eldorado Entities or any Seller to consummate the transactions contemplated herein or therein; and

                  (f) promptly advise Buyer of any event or the existence of any fact which makes untrue, or will make untrue as of the Closing, any representation or warranty of the Eldorado Entities or Sellers set forth in this Agreement.

         6.4 Negative Covenants. Except as expressly provided herein, between the date hereof and the Closing, without the prior written consent of Buyer, the Eldorado Entities shall not, and Sellers shall not cause or permit the Eldorado Entities to:

                  (a) take any action or permit to occur any event which would breach any covenant of the Eldorado Entities or any Seller, or cause any representation or warranty of the Eldorado Entities or any Seller to be untrue as of the Closing in any material respect; provided, however, that nothing in this Agreement shall be deemed to prohibit Eldorado from making tax distributions to its members as contemplated by the Limited Liability Company Agreement of Eldorado, or to prohibit ES Acquisition from distributing cash to its members;

                  (b) make any change in any of the Eldorado Entities' authorized or issued capital stock, membership interests or other securities; grant any option or other right to purchase securities of any of the Eldorado Entities; issue or make any security convertible into capital stock; grant any registration rights; or purchase, redeem, retire or make any other acquisition of any shares of capital stock, membership interests or other securities;

                  (c) amend the certificate or articles of incorporation or bylaws (or equivalent governing documents) of any of the Eldorado Entities;

                  (d) fail to pay or discharge when due any liability or obligation of any of the Eldorado Entities;

                  (e) enter into any agreement, commitment or transaction other than in the ordinary course of business, consistent with past practice, or which is material to the business, operations or financial condition of any of the Eldorado Entities, whether or not in the ordinary course of business;

                  (f) enter into any contract with any Seller or any affiliate of any Seller;

                  (g) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof relating to or affecting the Business;

                  (h) sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of the assets of any of the Eldorado Entities, other than transactions that are in the ordinary course of business consistent with past practice or pursuant to licenses entered into in the ordinary course of business consistent with past practice, and, in any event, except as expressly permitted in this Agreement, and which involve assets which in the aggregate are not in excess of $175,000;

                  (i) except in the ordinary course of business, increase the compensation payable or to become payable to any director, officer, employee or independent contractor of any of the Eldorado Entities related to the Business, except for increases required under employment agreements existing on the date hereof, or grant any severance or termination pay to, or enter into any employment or severance agreement, or establish, adopt, enter into, or amend or take action to enhance or accelerate any rights or benefits under, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director or officer, except, in each case, as may be required by the terms of any such plan, agreement, trust, fund, policy or arrangement or to comply with applicable law or regulation;

                  (j) knowingly violate or fail to perform any material obligation or duty imposed upon it by any applicable federal, state or local law, rule, regulation, guideline or ordinance related to the Business;

                  (k) make or change any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Tax Return, enter into any material closing agreement, settle any material Tax claim, assessment, or proposed assessment, surrender any right to claim a material Tax refund, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of materially increasing any post-closing Tax liability of the Buyer or any Person related to the Buyer;

                  (l) make any change in its method of accounting or accounting practice;

                  (m) as related to the Business, make or agree to make any new capital expenditure not previously committed, or new capital expenditures in excess of $50,000 in the aggregate other than for molds to be used in the operation of Business;

                  (n) other than in the ordinary course of business consistent with past practice, enter into, modify, amend or terminate any material Contract, or waive, release or assign any material rights or claims under any Contract;

                  (o) fail to maintain insurance coverage relating to the Business;

                  (p) make or revoke any Tax election (including but not limited to any entity classification election on Internal Revenue Service Form 8832, or successor form, or any comparable election under any state, local or foreign Tax law);

                  (q) take, or commit or agree to take any action that would cause any of the Sellers not to perform their covenants hereunder or in any of the conditions set forth in this Agreement hereof not being satisfied; or

                  (r) authorize or announce an intention to do any of the foregoing, or enter into any Contract to do any of the foregoing.

         6.5 Access. From the date of this Agreement until this Agreement is terminated, or until the Closing, whichever is earlier, the Buyer and its respective officers, directors, attorneys, accountants and representatives, upon reasonable notice, shall be permitted to examine the property, books and records and titles of Eldorado and the Subsidiaries, and to have access to employees, employee files and records and the real properties, provided that such access is coordinated through Mike Lewis, Tom Webster or Sellers' counsel, and such officers, directors, attorneys, accountants and representatives shall be afforded reasonable access to such property, books, records and titles upon reasonable prior notice, except where such access is prohibited by Law. Within 5 business days from the date of execution of this Agreement, the Buyer, through either Mike Lewis or Tom Webster, shall arrange a meeting between its quality assurance/quality control ("QA/QC") representatives and Charles Schneider and Artemio Sandoval for the purpose of reviewing proprietary information of the Business such as QC manuals, production manuals, mix-designs, mold design and production files and manuals, ICBO files, ICC files, etc. (the "Proprietary Information"). At such meeting, the Seller's representatives shall freely discuss the Proprietary Information with the Buyer's QA/QC representatives and the Buyer's QA/QC representatives, shall not be allowed to make copies of any documents or notes regarding the meeting or the matters discussed at the meeting.

         6.6 Consents. Prior and subsequent to the Closing, Sellers shall use commercially reasonable efforts to obtain (and cooperate with the Buyer in obtaining) all consents, permits, Authorizations, approvals of, and exemptions by, any Governmental Authority or third party necessary for the consummation of the transactions contemplated by this Agreement as set forth on Schedule 6.6.

         6.7 HSR. Each of the parties undertakes and agrees to file (and such filing shall request early termination) as soon as practicable, and in any event within two business days after the date of this Agreement, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice, Antitrust Division (the "Antitrust Division"), and to make any other competition filing or notifications required by any other Governmental Authority as promptly as practicable. If either of the parties have made such filing prior to the date hereof, then such party shall, within one business day after the date of this Agreement amend such filing to request early termination. Each of the parties shall (i) respond as promptly as practicable to any formal or informal inquiries received from the FTC or the Antitrust Division for additional information or documentary materials, and to all inquiries and requests received from any State Attorney General or other Governmental Authority in connection with antitrust or competition matters, and (ii) take all commercially reasonable steps to seek early termination of any applicable waiting period under the HSR Act or any similar laws and to obtain all required approvals, and (iii) refrain from entering into any agreement with the FTC or the Antitrust Division or any Governmental Authority not to consummate or delay consummation of or to give notice of consummation other than as required by law, of the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto (which shall not be unreasonably withheld or delayed). Each of the parties or its counsel shall promptly notify the other party or its counsel of any written or oral communication to that party or counsel from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority and shall permit the other party or its counsel to review in advance any proposed written communication to any of the foregoing.

         6.8 Commercially Reasonable Efforts. Prior to the Closing, each party hereto shall use commercially reasonable efforts to cause to occur the transactions contemplated hereby and to cause all conditions to the performance of the parties hereto that are within its control to be satisfied. No party shall take any action to cause any such covenant, agreement, transaction or condition not to occur, be satisfied or be performed, as the case may be.

         6.9 Publicity. Any party hereto may announce or otherwise disclose the transactions contemplated by this Agreement, so long as, with respect to any advertisement or press release naming the other party, Buyer or such Seller is given at least two business days to review such advertisement or press release for accuracy.

         6.10 Financing. Buyer shall use commercially reasonable efforts to arrange and complete the financing (the "Financing"), in a form and manner reasonably acceptable to the Buyer, necessary to consummate the transactions contemplated in this Agreement. Buyer will keep the Sellers reasonably informed with respect to the status of its efforts to arrange and complete the Financing, including, without limitation, with respect to the occurrence of any event which Buyer believes may have a materially adverse effect on the ability of Buyer to arrange and complete the Financing; provided that Buyer shall not be obligated to accept terms not reasonably satisfactory to it. The Sellers shall cooperate with Buyer to arrange and complete the Financing. Prior to the distribution of any offering memorandum by Buyer with respect to any Financing, Buyer shall submit to Sellers those portions of the offering memorandum which relate to Sellers, the Eldorado Entities or the Business for Sellers' approval and such approval shall not be unreasonably withheld or delayed.

         6.11 Exclusivity. The Sellers shall not (and the Sellers shall not allow any of the Eldorado Entities or any of their directors, officers, employees, agents, affiliates or representatives, including investment bankers, financial advisors, attorneys and accountants to (collectively, "Representatives")) directly or indirectly, take any of the following actions:
(i) solicit, initiate, facilitate or knowingly encourage, or furnish information with respect to any of the Eldorado Entities or the Business in connection with, any inquiry, proposal or offer from any Person with respect to any merger, consolidation or other business combination or acquisition (other than the transaction contemplated in this Agreement) involving any of the Eldorado Entities or the acquisition of all or a substantial portion of the assets of, or any securities of, any of the Eldorado Entities or any tender offer or exchange offer (an "Acquisition Transaction"); (ii) negotiate, discuss, explore or otherwise communicate or cooperate in any way with any third party with respect to any Acquisition Transaction; (iii) enter into any agreement, arrangement or understanding with respect to an Acquisition Transaction or requiring any of the Sellers and/or any of the Eldorado Entities to abandon, terminate or refrain from consummating the transactions contemplated in this Agreement; or (iv) make or authorize any statement, recommendation or solicitation in support of any Acquisition Transaction. Notwithstanding the foregoing, the Sellers shall have the right to advise any person with whom they are engaged in discussions or negotiations relating to a potential Acquisition Transaction that the Sellers have entered into exclusive negotiations regarding the sale of the Securities, provided that they shall not disclose the proposed Purchase Price or the identity of Buyer. The Sellers shall, and shall cause their Representatives to, notify Buyer promptly after (and in any event no later than 24 hours) receipt of any written inquiry, offer or proposal with respect to an Acquisition Transaction, including information as to the identity of the party or offeror making such inquiry, offer or proposal.

         6.12 Debt; Warrants. At the Closing and subject to obtaining the Financing, the Buyer shall provide, or cause to be provided, funds necessary for Eldorado to repay all amounts, including principal and interest, outstanding under the Credit Agreement and the Notes. In connection with such repayment, Eldorado, at the Closing, shall (i) cause the lenders under each of the Credit Agreement and the Notes to release Eldorado, the Subsidiaries and each of their respective Affiliates (and any other Person bound by the Credit Agreement and/or the Notes) from any and all obligations under such agreements, (ii) cause such lenders to file all documents and filings in or with all local, state and federal jurisdictions or authorities releasing any and all liens any lenders may have on the tangible or intangible assets or properties of Eldorado or any of the Eldorado Entities and (iii) cause such lenders to return the Warrants, marked "Cancelled," to Eldorado. All such releases, filings and documentation shall be in the form and substance reasonably acceptable to Buyer and shall be hereafter referred to collectively as the "the Releases."

         6.13 Non-Solicitation.

                  (a) Except as expressly provided in this Agreement, for a period of two years from the Closing Date, none of the Sellers nor their Affiliates shall, directly or indirectly, or through an Affiliate, (i) cause or seek to cause any individual who was an employee of any of the Eldorado Entities at any time, to terminate his or her employment with any of the Eldorado Entities, or (ii) interfere in any other way with the employment, or other relationship, of any employee of any of the Eldorado Entities; provided, however, that Michael Lewis may serve on the board of directors of one or more of the portfolio companies of Graham Partners, Inc. and its affiliates, provided further that this restriction shall not apply to any general or public solicitation by any of the Sellers or a third party or if any employee initiates discussions with any of the Sellers on his or her behalf.

                  (b) The Sellers agree that the Buyer's remedies at law for any breach or threat of breach by it of any of the provisions of this Section 6.13 will be inadequate, and that, in addition to any other remedy to which the Buyer may be entitled at law or in equity, the Buyer shall be entitled to a temporary or permanent injunction or injunctions or temporary restraining orders or orders to prevent breaches of the provisions of this Section 6.13 and to enforce specifically the terms and provisions hereof, in each case without the need to post any security or bond. Nothing herein contained shall be construed as prohibiting the Buyer from pursuing, in addition, any other remedies available to it for such breach or threatened breach. A waiver by the Buyer of any breach of any provision hereof shall not operate or be construed as a waiver of a breach of any other provisions of this Agreement or of any subsequent breach thereof. The Buyer may for itself and any of the Eldorado Entities assign all of the rights under this Section 6.13 to any successor to the business of the Eldorado Entities, including all remedies for breach of this Section 6.13.

                  (c) The parties consider the restrictions contained in this
Section 6.13 hereof to be reasonable for the purpose of preserving the goodwill, proprietary rights and going concern value of the Eldorado Entities, but if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Section 6.13 is an unenforceable restriction on the Sellers' activities, the provisions of this
Section 6.13 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable. Alternatively, if the court referred to above finds that any restriction contained in this Section 6.13 or any remedy provided herein is unenforceable, and such restriction or remedy cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained therein or the availability of any other remedy. The provisions of this Section 6.13 shall in no respect limit or otherwise affect the Sellers' obligations under other agreements with any of the Eldorado Entities.

         6.14 Employment Agreements. From the date hereof until the Closing, the Buyer shall negotiate, in good faith, the terms of employment agreement(s) with Mike Lewis and such other executives of Eldorado that it deems appropriate. Such employment agreement(s) shall address responsibilities, compensation, and other benefits, provided, however, that Buyer entering into such agreement(s) shall not be a condition to Closing hereunder.

         6.15 Tax Returns. The Sellers shall file short-period tax returns for ES Acquisition and Eldorado. The Sellers shall prepare or cause to be prepared and timely filed all necessary federal and state income tax returns for ES Acquisition and Eldorado for the period beginning on January 1, 2004 and ending on Closing Date ("Short Period Returns"). The Short Period Returns filed for Eldorado will properly include the following deductions (i) write-off of costs associated with hedging transaction provided for in the ISDA (International Swap Dealers Association, Inc.) Master Agreement between Fleet National Bank and Eldorado, dated October 22, 2001 that will be unwound at closing, said costs to be in the amount of approximately $759,000 (ii) write off of capitalized management fees and financing costs in the amount of approximately $1,843,000;
(iii) net option proceeds in the amount of approximately $3,814,000, which will be characterized and reported as compensation expenses for federal and state income tax purposes; and (iv) management bonuses in an amount up to $2,900,000, which will be characterized and reported as compensation expenses for federal and state income tax purposes. Eldorado will recognize no income or gain as a result of the deductions described in this Section 6.15. All items of income, gain, loss, deduction, and credit will be allocated among the members of Eldorado on the Short Period Returns in accordance with the limited liability company agreement of Eldorado as currently in effect - 23.6% StoneCraft, 36.8% ES Acquisition, 22.2% ES Corp, and 17.4% Northwest. The Sellers and the Buyer shall "true up" the amount of the deductions set forth in items (i) through (iv) of this Section (the "Deductions") at Closing by applying the actual amount of the deductions to the formula set forth in Schedule 2.1 (the "Revised Calculation"). If the Revised Calculation results in the Tax Benefit from Expenses total being more or less than $1,476,000 (the "Revised Tax Benefit") the parties shall adjust the amount of the tax benefit to be paid to Sellers as set forth in Section 2.1. By way of example, if the Revised Tax Benefit is less than $1,476,000, the tax benefit to be paid by the Buyer shall be reduced on a dollar for dollar basis, likewise if the Revised Tax Benefit is more than $1,476,000, the tax benefit to be paid by the Buyer shall be increased on a dollar for dollar basis.

         6.16 Other Actions; Notification. Subject to compliance with Law, the Sellers shall have the right to review in advance, and to the extent practicable each will consult with Buyer on, all information relating to the Business, the Sellers and the Eldorado Entities that Buyer proposes to include in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Financing of the transactions contemplated in this Agreement (the "Transactions"), which may include, but not be limited to a Rule 144A offering memorandum that includes the financial information set forth in the Financial Statements, as well as pro forma financial information with respect to the Eldorado Entities, and one or more related Current Reports on Form 8-K to be filed by Buyer. In exercising the foregoing right, Sellers shall act reasonably and as promptly as practicable. Without limiting the foregoing, the Sellers shall, upon reasonable request by Buyer, furnish Buyer with all information concerning itself, the Eldorado Entities, their directors, officers and stockholders, the Business and such other matters as may be necessary in connection with any statement, filing, notice or application made by or on behalf of the Buyer to any third party and/or any Governmental Authority in connection with the Financing. Sellers shall be reimbursed for all out-of-pocket expenses incurred by them for any actions requested by the Buyer related to the Financing. The information furnished by the Sellers or any of the Eldorado Entities shall conform in all material respects to the representations and warranties included in Sections 3 and 4 hereof and nothing herein shall be deemed to expand or otherwise modify any of such representations and warranties or Sellers' liability for any breach thereof. Upon Buyer's written request, the Sellers shall, or shall cause the Eldorado Entities to, at any time prior to Closing confirm, to their Knowledge, the existence or absence of any facts identified by Buyer that would make it necessary or advisable to supplement or amend any materials containing information concerning the Sellers, the Eldorado Entities, or their directors, officers or members provided to third parties or filed with any Governmental Authority in connection with any Financing.

         6.17 Accountant's Letter. In each case upon Buyer's request and at Buyer's expense, on or before the Closing the Sellers shall cause the Eldorado Entities to use their commercially reasonable efforts to cause KPMG LLP to (a) deliver to the Buyer and its directors a "comfort letter" in customary form (a "Comfort Letter") addressed to the Buyer and its directors covering the Financial Statements, and any interim financial periods subsequent thereto for which financial statements have been reviewed by such accountants, (b) deliver to Buyer's underwriters, placement agent or lenders, as the case may be, a Comfort Letter addressed to such entities covering any financial information of the Eldorado Entities used in connection with Buyer's efforts to arrange and complete the Financing, and (c) grant any consents required under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, in connection with the filing by Buyer of reports or financial statements of the Eldorado Entities audited by KPMG LLP with the Securities and Exchange Commission.

         6.18 KMPG SEC Audit. The Sellers shall cause the Eldorado Entities to use their commercially reasonable efforts to cause KPMG LLP to deliver to the Buyer audited financial statements (income statements, balance sheet, statements of shareholder equity and cash flow statements) audited by KPMG LLP in compliance with the rules and regulations of the Securities and Exchange Commission, for the periods ending December 31, 2002 and December 31, 2003 (the "KPMG SEC Audit") on or before April 30, 2004. Notwithstanding anything to the contrary in this Agreement, any third party fees and/or costs associated with the Sellers and/or the Eldorado Entities compliance with this section shall be shared equally between the Sellers and the Buyer.


        SECTION 7. CERTAIN CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.

         The obligation of Buyer to consummate the transactions contemplated herein is subject to the fulfillment by or at the Closing of each of the following conditions or the written waiver thereof by Buyer:

         7.1 Representations and Warranties. Each Seller's representations and warranties contained in this Agreement shall be deemed to have been made again at and as of the Closing and shall then be true and correct in all material respects (except for representations and warranties, if any, made as of a specified date, which shall be true and correct in all material respects as of the specified date).

         7.2 Performance of Covenants. Sellers shall have obtained all consents and approvals which are listed on Schedule 7.2 except for those consents and approvals the failure of which to obtain, either individually or in the aggregate, would not have a Material Adverse Effect and Sellers shall have performed and complied with in all material respects, unless waived, in writing, by Buyer, each agreement, covenant or obligation required by this Agreement to be so performed or complied with by any of them at or before Closing.

         7.3 Approvals. The consent or approval of all Persons necessary for the consummation of the transactions contemplated herein shall have been obtained and no such consent or approval: (a) shall have been conditioned upon the modification, cancellation or termination of any lease, commitment, Contract, easement, right or Authorization of Sellers; or (b) shall impose on the Buyer or Sellers any condition, provision or requirement not presently imposed upon Sellers, and which is described in the Schedules, or any condition that would be more restrictive after the Closing on Buyer than the conditions presently imposed on Sellers. All consents, approvals and actions of, filings with and notices to any Governmental Authority necessary to permit Buyer and the Sellers to perform their obligations under this Agreement and to consummate the transactions contemplated herein, including, but not limited to, the expiration or termination of all waiting periods applicable under the HSR Act: (i) shall have been duly obtained, made or given; (ii) shall be in form and substance reasonably satisfactory to Buyer; (iii) shall not impose any material limitations or restrictions on Buyer; (iv) shall not be subject to the satisfaction of any material condition that has not been satisfied or waived; and (v) shall be in full force and effect.

         7.4 Legal Matters. The Closing shall not violate any Order or decree of any court or Governmental Authority and no suit, action, Proceeding or investigation, shall have been brought or threatened by any Person or Governmental Authority (other than the Buyer or an Affiliate of Buyer) which questions the validity or legality of this Agreement or the transactions contemplated herein.

         7.5 Opinions of Counsel. Buyer shall have received legal opinions from Drinker Biddle & Reath LLP, counsel for ES Holdings and Ervin, Cohen & Jessup LLP, counsel for StoneCraft, dated as of the Closing substantially in the form and to the effect of Exhibit 7.5(a) and Exhibit 7.5(b), respectively, subject to assumptions and exceptions customary for similar transactions.

         7.6 Closing Certificate. Sellers shall have furnished to Buyer at Closing a certificate or certificates executed by the Secretary or an Assistant Secretary of each Seller that is an entity attaching or certifying the following
(a) copies, certified by the appropriate Governmental Authority as of a date not more than 30 days prior to the Closing Date, of the articles of incorporation or certificates of formation of each Seller and all amendments thereto, (b) copies, certified by the Secretary of each Seller, as of the Closing Date, of the bylaws of each Seller, (c) copies, certified by the Secretary or an Assistant Secretary of each Seller, of resolutions of each Seller authorizing the execution and delivery by such Seller of this Agreement and any other agreement, instrument or other document necessary to consummate transactions contemplated hereby, (d) a certificate of the Secretary or an Assistant Secretary of each Seller identifying the name, title and incumbency of, and bearing the signatures of, the officers of each Seller authorized to execute and deliver this Agreement and any other agreement, instrument or other document necessary to consummate the transactions contemplated hereby and (e) certificates of good standing issued with respect to each Seller by the appropriate governmental and taxing officials of the State of its incorporation or formation as of a date not more than 10 days prior to the Closing Date, accompanied by bring-down certificates dated as of the Closing Date.

         7.7 Releases of Liens. Buyer shall have received evidence of repayment of all outstanding principal, interest and fees owed pursuant to the Credit Agreement and the Notes, and the release of all Liens or Encumbrances on any property of any of the Eldorado Entities or any other Person created in connection with the Credit Agreement or the Notes and the lenders shall have returned the Warrants, marked "Cancelled", to Eldorado as set forth in Section 6.12.

         7.8 Financing. Buyer shall have arranged and completed the Financing.

         7.9 Financial Statements. The Sellers shall have caused the Eldorado Entities to provide the Buyer with copies of each monthly financial statement, prepared in accordance with GAAP, in all material respects, and corresponding certification required to be delivered in connection with the Credit Agreement since January 31, 2004, within 10 business days after the date hereof or on such later dates as such financial statements and certifications are delivered pursuant to the Credit Agreement. In addition, the Sellers shall have caused the Eldorado Entities to provide the Buyer with a copy of Eldorado's March 31, 2004 quarter ended financial statement, prepared in accordance with GAAP, in all material respects, and consistent with the KPMG SEC Audit, certified by the Chief Financial Officer of Eldorado as, to his knowledge, fairly presenting in all material respects the financial condition and results of operations of Eldorado.

         7.10 Officers' Certificates. The Sellers shall have delivered to Buyer
(a) a certificate, dated the Closing Date and executed by the Chief Executive Officer of Eldorado, substantially in the form and to the effect of Exhibit 7.10(a) hereto, and (b) a certificate, dated the Closing Date and executed by the Chief Financial Officer of Eldorado, substantially in the form of Exhibit 7.10(b) hereto.

         7.11 Resignations of Officers and Directors. The Sellers shall have delivered to Buyer the resignations of the officers and directors of the Eldorado Entities that Buyer, prior to Closing, has indicated to Sellers that Buyer desires to have resign such positions. Such resignations shall be effective as of the Closing Date.

         7.12 Schedule. The Sellers shall have delivered to Buyer a copy of the Schedules, updated and current through the Closing Date.

         7.13 Exchange of Securities. Certificates representing the Securities, to the extent that any such Securities are certificated, shall have been delivered to Buyer in accordance with the terms of this Agreement.

         7.14 No Adverse Change. Since the date of this Agreement, there shall have been no change, event or condition of any character (whether or not covered by insurance) which has had or would reasonably be expected to have a Material Adverse Effect in or on the Business.

         7.15 Sellers' Release. The Sellers shall have delivered to the Buyer a release by each of the Sellers, substantially in the form of Exhibit 7.15 hereto, releasing the Eldorado Entities from any and all liability to the Sellers, except (i) as may have arisen or may arise under this Agreement, and
(ii) as may be related to any right to indemnity or insurance provided for in any limited liability company agreement of any of the Eldorado Entities for officers and/or directors of the Eldorado Entities.

         7.16 Exercise of Options: Release. The Sellers shall have delivered to Buyer evidence that each of the holders of options to purchase Securities, as set forth on Schedule 4.3, have executed his or her right to purchase such Securities or such right has been cancelled. The Sellers shall have also delivered to Buyer executed releases, in a form reasonably acceptable to the Buyer, from each such option holder who is not also a Seller to the effect that, upon payment to such option holder of that portion of the Purchase Price designated as payment of the consideration due such option holder, the option holder releases the Buyer and the Eldorado Entities from any and all claims that the option holder has, and from any rights whatsoever with respect to any securities or incidents of ownership of, or in, any of the Eldorado Entities.

         7.17 Keep Well Agreement. Each Seller that is not an individual shall have delivered to Buyer executed copies of a Keep Well Agreement from each of its stockholders or limited partners, substantially in the form and to the effect of Exhibit 7.17, except for changes necessary to reflect the individual circumstances of the respective stockholders or limited partners.


        SECTION 8. CERTAIN CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS.

         The obligation of Sellers to consummate the sale of the Securities is subject to the fulfillment by or at the Closing of each of the following conditions or the written waiver thereof signed by Sellers:

         8.1 Representations and Warranties. Buyer's representations and warranties contained in this Agreement shall be deemed to have been made again at and as at the Closing and shall then be true and correct in all material respects (except for representations and warranties, if any, made as of a specified date, which shall be true and correct in all material respects as of the specified date).

         8.2 Performance of Covenants. Buyers shall have obtained all consents and approvals which are listed on Schedule 7.2 except for those consents and approvals the failure of which to obtain, either individually or in the aggregate, would not have a Material Adverse Effect and Buyer shall have performed and complied with in all material respects, unless waived, in writing, by Sellers, each agreement, covenant or obligation required by this Agreement to be so performed or complied with by any of them at or before Closing.

         8.3 Legal Matters. The Closing shall not violate any Order or decree of any court or Governmental Authority and no suit, action, investigation, or legal or administrative proceeding shall have been brought or threatened by any Person or Governmental Authority (other than Sellers or an Affiliate of Sellers) which questions the validity or legality of this Agreement or the transactions contemplated herein.

         8.4 Opinion of Counsel. Sellers shall have received a legal opinion from the Buyer's general counsel, counsel for Buyer, dated as of the Closing substantially in the form and to the effect of Exhibit 8.4, subject to assumptions and exceptions customary for similar transactions.

         8.5 Closing Certificate. Buyer shall have furnished to Sellers at Closing a certificate or certificates executed by the Secretary or an Assistant Secretary of Buyer attaching or certifying the following (a) copies, certified by the appropriate Governmental Authority of the State of Utah as of a date not more than 30 days prior to the Closing Date, of the Certificate of Incorporation of Buyer and all amendments thereto, (b) copies, certified by the Secretary of Buyer, as of the Closing Date, of the bylaws of Buyer, (c) copies, certified by the Secretary or an Assistant Secretary of Buyer, of resolutions of Buyer authorizing the execution and delivery by Buyer of this Agreement and any other agreement, instrument or other document necessary to consummate the transactions contemplated hereby, (d) a certificate of the Secretary or an Assistant Secretary of Buyer identifying the name, title and incumbency of, and bearing the signatures of, the officers of Buyer authorized to execute and deliver this Agreement and any other agreement, instrument or other document necessary to consummate the transactions contemplated hereby and (e) certificates of good standing issued with respect to Buyer by the appropriate governmental and taxing officials of the State of Utah, as of a date not more than 10 days prior to the Closing Date, accompanied by bring-down certificates dated as of the Closing Date.

         8.6 Approvals. All registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers listed on Schedule 6.6, shall have been filed, made or obtained and all consents, approvals and actions of, filings with and notices to any Governmental Authority necessary to permit Buyer and the Sellers to perform their obligations under this Agreement and to consummate the transactions contemplated herein (including, but not limited to, the expiration or termination of all waiting periods applicable under the HSR
Act): (i) shall have been duly obtained, made or given; (ii) shall be in form and substance reasonably satisfactory to Sellers; (iii) shall not impose any material limitations or restrictions on Sellers; (iv) shall not be subject to the satisfaction of any material condition that has not been satisfied or waived; and (v) shall be in full force and effect.


                              SECTION 9. CLOSING.

         9.1 Time and Place of Closing. The closing of the purchase and sale of the Securities (the "Closing") pursuant to this Agreement shall take place at the offices of Drinker Biddle & Reath LLP, One Logan Square, 18th and Cherry Streets, Philadelphia, PA 19103-6996 on such date and at such time as may be agreed to by Buyer and Sellers, which date shall not be later than the last to occur of: (i) 14 days after the delivery of the KPMG SEC Audit described in
Section 7.18; or (ii) 3 business days after the waiting period applicable to the consummation of the transactions contemplated herein under the HSR Act shall have expired or been terminated (the "Closing Date"). Subject to Section 10, failure to consummate the Closing shall not result in the termination of this Agreement or relieve any Person of any obligation hereunder.

         9.2 Deliveries at the Closing by Sellers. At the Closing, in addition to the other actions contemplated elsewhere herein, Sellers shall deliver to Buyer all of the agreements and items referred to in Section 7, and such other documents and instruments as Buyer may reasonably request to effectuate or evidence the transactions contemplated by this Agreement.

         9.3 Deliveries at the Closing by Buyer. At the Closing, in addition to the other action contemplated elsewhere herein, Buyer shall deliver, or shall cause to be delivered, to Sellers the Purchase Price and all of the agreements and items referred to in Section 8, and such other documents and instruments as Sellers may reasonably request to effectuate or evidence the transactions contemplated by this Agreement.


                    SECTION 10. TERMINATION AND ABANDONMENT.

         10.1 Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

                  (a) by Buyer or Sellers if the Closing has not occurred by June 1, 2004, provided that the failure to close is not a result of a breach on the part of the party acting to terminate this Agreement;

                  (b) by mutual written consent of Buyer and Sellers;

                  (c) by Buyer, if any representation or warranty of Sellers made in or pursuant to this Agreement is untrue or incorrect in any material respect, Sellers materially breach the covenants or other terms of this Agreement, or any one or more of the conditions precedent to Closing contained in Section 7 are not satisfied, provided that any such breach has not been (i) waived by Buyer or (ii) cured by Sellers within 30 days after written notice thereof to Sellers from Buyer;

                  (d) by Sellers, if any representation or warranty of Buyer made in or pursuant to this Agreement is untrue or incorrect in any material respect, Buyer materially breaches the covenants or other terms of this Agreement, or any one or more of the conditions precedent to Closing contained in Section 8 are not satisfied, provided that any such breach has not been (i) waived by Sellers or (ii) cured by Buyer within 30 days after written notice thereof to Buyer from Sellers;

                  (e) by the Buyer if there has been a change, event or condition of any character (whether or not covered by insurance) which, in the aggregate, has had or would reasonably be expected to have, or if the Buyer discovers, as a result of the QA/QC meeting described in Section 6.5, any fact or circumstance that would reasonably be expected to have a Material Adverse Effect on the Business;

                  (f) by either Buyer or the Sellers if any court or Governmental Authority of competent jurisdiction shall have issued an Order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated in this Agreement and such Order, decree or ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section shall not be available to any party who has not used commercially reasonable efforts to cause such Order, decree or ruling to be lifted;

                  (g) by Sellers if Sellers shall have received notice from Buyer that Buyer believes that an event has occurred which may have a materially adverse effect on the ability of Buyer to arrange and complete the Financing.

         10.2 Procedure for Termination. A party terminating this Agreement pursuant to Section 10.1 shall give written notice thereof to each other party hereto, whereupon this Agreement shall terminate and the transactions contemplated herein shall be abandoned without further action by any party; provided, however, that if such termination is by Buyer or Sellers pursuant to
Section 10.1(c) or (d), nothing herein shall affect the non-breaching party's right to damages on account of such other party's breach.


                          SECTION 11. INDEMNIFICATION.

         11.1 Indemnity.

                  (a) Subject to the limitations set forth in this Section 11, each Seller severally, but not jointly, shall indemnify and hold harmless Buyer and its officers, directors, employees, stockholders, representatives, agents, successors and assigns, from and against any Loss or Losses sustained or required to be paid by Buyer resulting from (i) any misrepresentation or breach of any representation or warranty made by such Seller in this Agreement and any other agreement, instrument or other document necessary to consummate the transactions contemplated herein, including the Schedules, or (ii) any breach of or failure to perform any covenant, agreement or obligation of such Seller contained in this Agreement and any other agreement, instrument or other document necessary to consummate the transactions contemplated herein.

                  (b) Subject to the limitations set forth in this Section 11, Buyer shall indemnify and hold harmless Sellers and their respective officers, directors, employees, stockholders, members, representatives, agents, successors and assigns from and against any Loss or Losses sustained or required to be paid resulting from (i) any misrepresentation or breach of any representation or warranty made by Buyer in this Agreement and any other agreement, instrument or other document necessary to consummate the transactions contemplated herein,
(ii) any breach of any covenant, agreement or obligation of Buyer contained in this Agreement and any other agreement, instrument or other document necessary to consummate the transactions contemplated herein, or (iii) any efforts by the Buyer to arrange and complete the Financing or any filing by or on behalf of the Buyer in connection therewith, including any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except, with respect to this subsection

(iii), to the extent that any such untrue statement or omission was made in reliance upon and in conformity with written information furnished to Buyer by any Seller specifically for use therein, and such information was, to the Knowledge of Eldorado, untrue at the time it was provided.

                  (c) (i) In the event that any indemnified party is entitled to indemnification with respect to any Loss or potential Loss arising from any Proceeding, judicial or administrative, instituted by any third party (any such third-party Proceeding being referred to as a "Third-Party Claim"), the indemnified party shall give the indemnifying party prompt notice thereof. Any failure or delay on the part of the indemnified party to give such notice shall not affect whether an indemnifying party is liable for reimbursement except and to the extent that the indemnifying party is prejudiced thereby. The indemnifying party shall be entitled to control, contest and defend such Third-Party Claim. Notice of the intention so to contest and defend shall be given by the indemnifying party to the indemnified party within 20 business days after the indemnified party's notice of such Third-Party Claim (but, in all events, at least ten business days prior to the date that an answer to such Third-Party Claim is due to be filed). Such contest and defense shall be conducted by counsel chosen by the indemnifying party. So long as the indemnifying party is conducting the defense of the Third-Party Claim in accordance with this Section 11.1(c)(i), the indemnified party shall be entitled, at its own cost and expense (which expense shall not constitute a Loss unless counsel for the indemnified party advises in writing that there is a conflict of interest, and only to the extent that such expenses are reasonable), to participate in, but not control, such contest and defense and to be represented by attorneys of its or their own choosing reasonably acceptable to the indemnifying party, provided that the indemnified party will cooperate with the indemnifying party in the conduct of such defense. Neither the indemnified party nor the indemnifying party may concede, settle or compromise any Third-Party Claim without the consent of the other party, which consent will not be unreasonably withheld or delayed, except that the indemnifying party may settle a Third-Party Claim if the indemnifying party obtains a full release of all underlying claims. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the indemnifying party notifies the indemnified party in writing of the indemnifying party's willingness to accept the settlement offer and pay the amount called for by such offer, and the indemnified party declines to accept such offer, the indemnified party may continue to contest such Third-Party Claim, free of participation by the indemnifying party, and the amount of any ultimate liability with respect to such Third-Party Claim that the indemnifying party has an obligation to pay hereunder shall be limited to the lesser of (x) the amount of the settlement offer that the indemnified party declined to accept or (y) the aggregate Losses of the indemnified party with respect to such Third-Party Claim.

                           (ii) In the event any indemnified party has a claim
against any indemnifying party that does not involve a Third-Party Claim, the indemnified party shall deliver a written notice describing such claim in reasonable detail to the indemnifying party within 30 days after the discovery of the basis for such claim.

                           (iii) Any liability resulting from an indemnification
claim made pursuant to this Section 11 against the Sellers for the breach of any representation or warranty made in this Agreement by the Sellers solely regarding StoneCraft shall be the responsibility of StoneCraft, any liability resulting from an indemnification claim made pursuant to this Section 11 against the Sellers for the breach of any representation or warranty made in this Agreement by the Sellers solely regarding ES Holdings shall be the responsibility of ES Holdings, any liability resulting from an indemnification claim made pursuant to this Section 11 against the Sellers for breach of any representation or warranty made in this Agreement by the Sellers solely regarding Grimmer shall be the responsibility of Grimmer and any liability resulting from an indemnification claim made pursuant to this Section 11 against the Sellers for breach of any representation or warranty made in this Agreement by the Sellers solely regarding ES Acquisition, ES Corp and/or Northwest shall be the responsibility of ES Holdings and Grimmer.

                  (d) In connection with any indemnification claim by Buyer under this Agreement, Sellers, collectively shall not be liable in an aggregate amount which, if added to all other amounts paid as indemnification payments by the Sellers, would exceed an amount equal to Twenty Million Dollars ($20,000,000) (the "Cap"). Notwithstanding the foregoing, Sellers shall not be required to indemnify Buyer for any Losses arising under this Section 11 unless
(i) each individual Loss is at least Seventy-Five Thousand dollars ($75,000) (the "Threshhold") and (ii) until the aggregate amount of all Losses for which Buyer is otherwise entitled to indemnification pursuant to this Section 11.1 exceeds an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000) (the "Basket"). In the event that, at any time, the Buyer's aggregate Losses for which Buyer is entitled to indemnification pursuant to this
Section 11.1 exceed the Basket, then the Sellers shall be liable only for Losses in excess of the Basket; provided however that if the aggregate Losses for which Buyer is entitled to indemnification pursuant to this Section 11.1 exceed the Basket the Threshold shall thereafter be reduced to zero dollars ($0) for each individual Loss. Notwithstanding any other provision of this Agreement, each Seller shall be liable for its pro rata portion of the indemnification payment (up to its pro rata portion of the Cap, to the extent applicable), each based on the percentage of the Purchase Price proceeds received by such Seller set forth on Schedule 2.1, and in no event in excess of the amount of such proceeds received by such Seller. Buyer shall not be required to indemnify any Seller for any Losses arising under Section 11.1(b)(i) or (ii) unless (x) each individual Loss realized by the Sellers is at least Seventy-Five Thousand Dollars ($75,000) ("Sellers' Threshold") and (y) until the aggregate amount of all claims for which the Sellers are otherwise entitled to indemnification pursuant to Section 11.1(b)(i) or (ii) exceeds in the aggregate an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000) (the "Sellers' Basket") whereafter Buyer shall be liable only for Losses in excess thereof; provided however that if the aggregate Losses for which Sellers are entitled to indemnification pursuant to
Section 11.1(b)(i) or (ii) exceed the Sellers' Basket the Sellers' Threshold shall thereafter be reduced to zero dollars ($0) for each individual Loss. Notwithstanding anything herein to the contrary, while Buyer may make an indemnification claim against Sellers under this Section 11 at any time permitted pursuant to Section 11.2, Buyer shall exhaust any remedies available to it under any insurance or other contract providing for insurance coverage or indemnification with respect to such claims, prior to seeking recovery against Sellers under this Section 11.

                  (e) Notwithstanding anything herein to the contrary, any Loss otherwise indemnifiable hereunder shall be reduced by any amount actually recoverable in connection therewith under insurance or the indemnified party shall, upon receiving full payment for such Loss from the indemnifying party, assign to the indemnifying party the right to pursue recovery under such insurance.

                  (f) If an indemnifying party makes any payment under Section 11 in respect of any Losses, such indemnifying party shall be subrogated, to the extent of such payment, to the rights of the indemnified party against any third party (other than the indemnified party's insurers) with respect to such Losses; provided, however, that such indemnifying party shall not have any rights of subrogation with respect to any other party hereto or any of their respective Affiliates or their Affiliates' respective officers, directors, agents or employees. To the extent the indemnifying party does not have rights of subrogation against any party as a result of the proviso to the proceeding sentence, the indemnified party will take commercially reasonable steps to collect from such third party in respect of such Losses, and will turn over to the indemnifying party any amounts it receives from such third party in respect of such Losses (less any and all reasonable costs and expenses associated with such collection), to the extent of the payment actually made by the indemnifying party in respect of such Losses.

         11.2 Duration. The obligations set forth in Section 11.1 shall be unconditional and absolute and remain in effect until a date that is 18 months from the Closing Date; provided, however, that such obligations shall remain in effect with respect to the representations and warranties of Sellers set forth in Sections 4.9 (Taxes) and 4.16 (Employee Benefit Plans) until a date that is three years from the Closing Date; provided, further, that such obligations shall continue beyond such periods with respect to any claims made against any indemnifying party during such periods that are not resolved at the conclusion of such periods.

         11.3 Exclusive Remedy. Buyer and Sellers acknowledge and agree that, from and after the Closing, the foregoing indemnification provisions in this
Section 11 shall be the exclusive remedy of Buyer and Sellers with respect to the transactions contemplated by this Agreement, except that nothing set forth herein shall be deemed to limit any party's rights or remedies in the event that the other party has committed fraud or other intentional acts in connection therewith. The parties acknowledge and agree that, prior to the Closing, the indemnification provisions in this Section 11 shall be of no force or effect and the parties shall, subject to the other terms and provisions of this Agreement (including, without limitation, the terms and provisions of Section 13), have any rights and remedies available to them at law or in equity; provided, however, that (i) the Sellers shall have no liability for any breach of a representation or warranty in Section 4 until the Closing, and (ii) the Buyer shall have no liability for any breach of a representation or warranty in
Section 5 until the Closing.


                            SECTION 12. DEFINITIONS

         Whenever used in this Agreement, the following terms and phrases shall have the following respective meanings:

         "Affiliate" shall mean, with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary of such Person, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, (iii) each of such Person's officers, directors, joint venturers and partners and (iv) each member of the immediate family of any Person that is a natural person. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

         "The Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Contract" or "Contracts" shall mean each contract, agreement or commitment of any nature, whether written or oral, to which any of the Eldorado Entities is a party, or by which any of the Eldorado Entities is bound.

         "Environmental Claim" shall mean any proceeding or notice by any Person or Governmental Authority alleging potential liability arising out of, based on, or resulting from (i) the release or disposal into, or the presence in the environment, including, without limitation, the indoor environment, of any Hazardous Materials by any of the Eldorado Entities at any location owned or leased by, or formerly owned or leased by any of the Eldorado Entities on or prior to the Closing Date, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws by any of the Eldorado Entities prior to Closing.

         "Environmental Laws" means all federal, state, local and foreign environmental laws, decrees, judgments, codes and ordinances and all rules and regulations promulgated thereunder, civil or criminal, including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the Environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. Such Environmental Laws shall include, but are not limited to, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or a successor law, and the regulations and rules issued pursuant to that act or to any successor law.

         "GAAP" means generally accepted accounting principles in the United States as in effect on the date hereof, applied consistently with past practices as disclosed to Buyer herein.

         "Governmental Authority" or "Governmental Authorities" means any domestic (federal, state or local) or foreign court, administrative agency or commission or other governmental or regulatory body, authority, department, board, tribunal or instrumentality.

         "Hazardous Materials" shall mean any chemical, materials, substance, waste, pollutant, toxic substance, contaminant, hazardous waste, hazardous substance or extremely hazardous material regulated under any Environmental Laws, including, without limitation, petroleum or any refined product or fraction thereof, asbestos, radioactive material, urea formaldehyde foam insulation or polychlorinated biphenyls.

         "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment, disposal or use of Hazardous Materials in, on, under, about, or from the Properties or any part thereof into the Environment, and any other act in violation of Environmental Laws.

         "HSR Act" means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

         "Indebtedness" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business),
(iv) under capital leases, (v) long term debt and (vi) in the nature of guarantees of the obligations described in clauses (i) through (v) above of any other Person.

         "Knowledge" of Eldorado or any of the Subsidiaries respecting a particular matter shall mean the actual knowledge, without duty of inquiry, of Michael Lewis, John Bennett, David Schaefer, Charles Baer, Tom Webster, Elizabeth Roche or Charles Schneider regarding such matter. Solely for purposes of any representation with respect to ES Acquisition, ES Corp and Northwest, "Knowledge" shall also mean, exclusively with respect to ES Acquisition, ES Corp and Northwest, the actual knowledge, without duty of inquiry, of Joseph G. May regarding such matter.

         "Law" or "Laws" means any law, statute, regulation, ordinance, permit, license, certificate, judgment, order, award or other decision or requirement of any arbitrator, court, government (federal, state, local or foreign) or Governmental Authority or instrumentality (domestic or foreign).

         "Lien or Encumbrance" or "Liens or Encumbrances" means any option, charge, equitable interest, community property interest, right of first refusal, imperfection of title, easement, deed of trust, right-of-way, mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other laws, which secures the payment of a debt (including, without limitation, any Tax) or the performance of an obligation, whether voluntarily incurred or arising by operation of law.

         "Loss" or "Losses" means all damages, losses, liabilities, fines, penalties, costs and expenses (including settlement costs, court costs and any reasonable legal expenses incurred in connection with defending any actions) less the net Tax benefit actually realized by the Person suffering a Loss, if any, resulting from such Loss.

         "Material Adverse Effect" means any change or effect materially adverse to operations, properties or condition (financial or otherwise) of the Business or any of the Eldorado Entities taken as a whole.

         "Order" or "Orders" means any writ, judgment, decree, injunction or similar order of any Governmental Authority (in each such case whether preliminary or final).

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a business or other trust, a joint venture, any other business entity or an unincorporated organization.

         "Schedules" means the disclosure schedules delivered by the Sellers to the Buyer containing exceptions to the representations and warranties and setting forth other information required by this Agreement. The Schedules are attached to, and incorporated into, this Agreement.

         "Tax" or "Taxes" means all federal, state local or foreign taxes of any kind, charges, fees, customs, duties, imposts and levies, including, without limitation, all net income, gross receipts, ad valorem, value added, transfer, gains, franchise, profits, inventory, net worth, capital stock, assets, sales, use, license, estimated, withholding, payroll, premium, capital employment, social security, workers compensation, unemployment, excise, severance, stamp, occupation and property taxes, together with any interest and penalties, fines, additions to tax or additional amounts imposed by any taxing authority.

         "Tax Return" means any return, report, declaration, statement, extension, form or other documents or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax (including all filings with respect to employment-related Taxes).

         "Taxable Period" means any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period; e.g., a quarter) (including, any short period or interim period) with respect to which any Tax may be imposed under any applicable statute, rule, or regulation.


                           SECTION 13. MISCELLANEOUS.

         13.1 Construction. Within this Agreement and all other documents required to consummate the transactions contemplated herein, the singular shall include the plural and the plural shall include the singular, and any gender shall include all other genders, all as the meaning and the context of this Agreement shall require. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

         13.2 Survival of Representations and Warranties. Subject to Section 11.2, the representations and warranties made by the parties in this Agreement and in the certificates, documents and schedules delivered pursuant hereto shall survive the consummation of the transactions herein contemplated.

         13.3 Further Assurances. Each party hereto shall use its commercially reasonable efforts to comply with all requirements imposed hereby on such party and to cause the transactions contemplated herein to be consummated as contemplated herein and shall, from time to time and without further consideration, either before or after the Closing, execute such further instruments and take such other actions as any other party hereto shall reasonably request in order to fulfill its obligations under this Agreement and to effectuate the purposes of this Agreement and to provide for the orderly and efficient transition to Buyer of the ownership of the Business and the Securities. Each party shall promptly notify the other parties of any event or circumstance known to such party that could prevent or delay the consummation of the transactions contemplated herein or which would indicate a breach or non-compliance with any of the terms, conditions, representations, warranties or agreements of any of the parties to this Agreement.

         13.4 Costs and Expenses. Except as otherwise expressly provided herein all fees and expenses incurred in connection with this Agreement and the transactions contemplated herein shall be paid by the party incurring such fees or expenses, whether or not the transactions contemplated herein are consummated.

         13.5 Notices. Except for notices or communications required pursuant to
Section 2.3 of this Agreement, all notices or other communications permitted or required under this Agreement shall be in writing and shall be sufficiently given if and when hand delivered to the Persons set forth below or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by telegram addressed as set forth below or to such other Person or Persons and/or at such other address or addresses as shall be furnished in writing by any party hereto to the others. Any such notice or communication shall be deemed to have been given as of the date received, in the case of Personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases. With regard to notices or communications required pursuant to Section 2.3 of this Agreement, notice may be given as provided above, or may be given by telecopy to the telecopy numbers provided below, and such notice or communication shall be deemed to have been given or made on the date given, provided that confirmation of such telecopy shall be made available upon request of the receiving party.

         To Buyer:

                  Headwaters Incorporated
                  10653 South River Front Parkway
                  Suite 300
                  South Jordan, Utah  84095
                  Telephone:  (801) 984-9400
                  Telecopy:  (801) 984-9430

                  Attn:  Chief Executive Officer

         With copies to:

                  Headwaters Incorporated
                  10653 South River Front Parkway
                  Suite 300
                  South Jordan, Utah  84095
                  Telephone:  (801) 984-9400
                  Telecopy:  (801) 984-9430

                  Attn:  General Counsel

         To ES Holdings:

                  Eldorado Stone Holdings Co., LP
                  c/o Graham Partners, Inc.
                  3811 West Chester Pike
                  Newtown Square, Pennsylvania  19073
                  Attn:  Joseph G. May, Managing Principal
                  Telephone:  (610) 408-0500
                  Telecopy:  (610) 408-0600

         With copies to:

                  Drinker Biddle & Reath LLP
                  Suite 300
                  1000 Westlakes Drive
                  Berwyn, PA  19312-2409
                  Attn:  Walter J. Mostek, Jr., Esq.
                  Telephone:  (610) 993-2200
                  Telecopy:  (610) 993-8585

         To StoneCraft:

                  StoneCraft Industries, Inc.
                  1771 Hillcrest Scenic Lane
                  Encinitas, CA  92024
                  Attn:  Michael Lewis

         With copies to:

                  Ervin, Cohen & Jessup LLP
                  9401 Wilshire Boulevard, 9th Floor
                  Beverly Hills, California  90212-2974
                  Attn:  Susan A. Wolf, Esq.
                  Telephone:  (310) 281-6376
                  Telecopy:  (310) 859-2325

         To Grimmer:

                  Dennis Grimmer
                  36114 Swede Heaven Road
                  Arlington, Washington  98223


         13.6 Assignment and Benefit.

                  (a) This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and permitted assigns. Neither this Agreement, nor any of the rights hereunder or thereunder, may be assigned by any party, nor may any party delegate any obligations hereunder or thereunder, without the written consent of the other party hereto or thereto; provided, however, that Buyer may assign this Agreement to one or more of its directly or indirectly owned subsidiaries and such assignment shall not release Buyer or Sellers from any of their covenants or obligations under this Agreement. Any non-permitted assignment or attempted assignment shall be void.

                  (b) This Agreement shall not be construed as giving any Person, other than the parties hereto and their permitted successors, heirs and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any of the provisions herein contained, this Agreement and all provisions and conditions hereof being intended to be, and being, for the sole and exclusive benefit of such parties, and permitted successors, heirs and assigns and for the benefit of no other Person or entity.

         13.7 Amendment, Modification and Waiver. The parties may amend or modify this Agreement in any respect. Any such amendment or modification shall be in writing. The waiver by a party of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

         13.8 Governing Law; Consent to Jurisdiction. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania (and United States federal Law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of law. Any legal action, suit or Proceeding arising out of or relating to this Agreement may be instituted in any federal court in the Eastern District of Pennsylvania or in any state court in the Commonwealth of Pennsylvania, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or Proceeding, and irrevocably submits to the jurisdiction of any such court. Any and all service of process and any other notice in any such action, suit or Proceeding shall be effective against any party if given as provided herein. Nothing herein contained shall be deemed to affect the right of any party to serve process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any jurisdiction other than Pennsylvania. Nothing contained herein or in any Transaction Document shall prevent or delay Buyer from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Sellers of any of their obligations hereunder.

         13.9 Section Headings and Defined Terms. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement. Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith.

         13.10 Severability. The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

         13.11 Counterparts. This Agreement and the other documents required to consummate the transactions contemplated herein may be executed in one or more counterparts, each of which shall be deemed an original (including facsimile signatures); and any Person may become a party hereto by executing a counterpart hereof, but all of such counterparts together shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. The parties hereto may deliver this Agreement and the other documents required to consummate the transactions contemplated herein by telecopier machine/facsimile, provided that the original signature pages are promptly delivered to each party to this Agreement, and each party shall be permitted to rely upon the signatures so transmitted to the same extent and effect as if they were original signatures.

         13.12 Entire Agreement. This Agreement, together with the Schedules, the Confidentiality Agreement dated December 12, 2003, by and between Eldorado and Buyer and the agreements, exhibits, schedules and certificates referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the purchase and sale of the Securities and supersede all prior agreements and understandings. The submission of a draft of this Agreement or portions or summaries thereof does not constitute an offer to purchase or sell the Securities, it being understood and agreed that neither Buyer nor Sellers shall be legally obligated with respect to such a purchase or sale or to any other terms or conditions set forth in such draft or portion or summary unless and until this Agreement has been duly executed and delivered by all parties.

         13.13 Additional Parties. Any Person who becomes a Member of Eldorado subsequent to the date of this Agreement by virtue of exercising an option or a warrant to purchase Eldorado Units may become a party to this Agreement by signing the signature page hereto. Such Person shall be deemed to be a Seller, with all rights and obligations as such, as of the date such Person executes a signature page hereto.

         13.14 Retention of Counsel. In any dispute or proceeding arising under or in connection with this Agreement, including, without limitation, Sections
2.3 and 11.1 hereof, Sellers shall have the right, at their election, to retain the firm of Drinker Biddle & Reath LLP and Ervin, Cohen & Jessup LLP to represent them in such matter and Buyer, for itself and the Eldorado Entities and for its and the Eldorado Entities' successors and assigns, hereby irrevocably waives and consents to any such representation in any such matter and the communication by such counsel to Sellers in connection with any such representation of any fact known to such counsel arising by reason of such counsel's prior representation of Sellers or the Eldorado Entities. Buyer, for itself and the Eldorado Entities, and its and the Eldorado Entities' successors and assigns, hereby irrevocably acknowledges and agrees that all communications between Sellers and their counsel, including, without limitation, Drinker Biddle & Reath LLP and Ervin, Cohen & Jessup LLP, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with this Agreement which, immediately prior to the Closing, would be deemed to be privileged communications of the Sellers and their counsel and would not be subject to disclosure to the Buyer in connection with any process relating to a dispute arising under or in connection with this Agreement or otherwise, shall continue after the Closing to be communications between Sellers and such counsel and neither Buyer nor any Person purporting to act on behalf of or through Buyer, shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to the Eldorado Entities and not the Sellers. Other than as explicitly set forth in this Section 13.14, the parties acknowledge that any attorney-client privilege attaching as a result of legal counsel representing the Eldorado Entities prior to the Closing shall survive the Closing and continue to be a privilege of the Eldorado Entities, and not the Sellers, after the Closing.

         IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement, under seal, all as of the date first above written.


                                       ELDORADO STONE HOLDINGS CO., L.P.


                                       By: /s/ Joseph G. May
                                          --------------------------------------
                                          Name:
                                          Title:


                                       STONECRAFT INDUSTRIES, INC.


                                       By: /s/ Michael S. Lewis
                                          --------------------------------------
                                          Name:  Michael S. Lewis
                                          Title:  Secretary


                                        /s/ Thomas Webster
                                        (as Attorney-in-Fact for Dennis Grimmer)
                                        --------------------------------------
                                        DENNIS GRIMMER



                                       HEADWATERS INCORPORATED


                                       By: /s/ Kirk A. Benson
                                          --------------------------------------
                                          Name:  Kirk A. Benson
                                          Title:  Chairman and CEO


                                       ADDITIONAL SELLERS
                                       (as provided in Section 13.13):







               Signature page to the Securities Purchase Agreement

                             Index of Defined Terms

"Contract", 43
"Contracts", 43
"Environmental Claim", 43
"Environmental Laws", 43
"Governmental Authorities", 44
"Governmental Authority", 44
"Hazardous Activity", 44
"Hazardous Materials", 44
"Sellers' Basket", 42
"Sellers' Threshold", 42
"The Code", 43
"Threshhold", 41
Affiliate, 43
Agreement, 1
Antitrust Division, 30
Basket, 41
Business, 1
Buyer, 1
Cap, 41
Closing, 38
Closing Date, 38
COBRA, 20
Comfort Letter, 34
Credit Agreement, 2
DOL, 19
Eldorado, 1
Eldorado Entities, 1
Eldorado Interests, 2
Eldorado IP, 15
Equity Value, 2
ERISA, 44
ERISA Affiliate, 19
ES Acquisition, 1
ES Corp, 1
ES Holding, 1
ESA, 2
Estimated Working Capital, 4
Final Working Capital, 4
Final Working Capital Statement, 3
Financial Statements, 9
Financing, 31
FTC, 30
GAAP, 44
Grimmer, 1
HSR Act, 44
Indebtedness, 44
Intellectual Property Rights, 15
Knowledge, 44
Law, 44
Liabilities, 17

Liens, 45
Loss, 45
Losses, 45
Material Adverse Effect, 45
Net Working Capital, 4
Northwest, 1
Notes, 3
Order, 45
Orders, 45
PBGC, 19
Permitted Encumbrances, 10
Person, 45
Plans, 18
Proceeding, 14
Purchase Price, 2
Schedule, 45
Securities, 2
Sellers, 1
Short Period Returns, 33
StoneCraft, 1
Subsidiaries, 1
Subsidiary Interests, 8
Target Working Capital, 5
Tax, 45
Tax Return, 45
Taxable Period, 46
Taxes, 45
Third Party Accounting Firm, 4
Third-Party Claim, 40
Trade Secrets, 15
Transactions, 33
Warranty Claims, 22
Working Capital Adjustment, 3
Working Capital Statement, 3

Headwaters will supplementally furnish a copy of omitted schedules to this agreement to the SEC upon request.

Summary of omitted schedules:

Schedule 2.1        Estimated Tax Benefit Calculation, Purchase Price Allocation
Schedule 3.4        Ownership of Securities
Schedule 4.1        Organization of Good Standing
Schedule 4.3        Capitalization
Schedule 4.4        Investments and Subsidiaries
Schedule 4.7        Real Property
Schedule 4.9        Taxes
Schedule 4.10       Litigation
Schedule 4.11       Labor Matters
Schedule 4.12       Intellectual Property Rights
Schedule 4.13       Contracts and Commitments
Schedule 4.15       Existing Condition
Schedule 4.16       Employee Benefit Plans
Schedule 4.18       Environmental Compliance
Schedule 4.19       Transactions with Affiliates
Schedule 4.20       Product and Service Warranties
Schedule 4.21       Insurance
Schedule 4.22       Inventory
Schedule 4.23       Accounts Receivable
Schedule 4.25       Substantial Customers and Suppliers
Schedule 4.26       Bank and Brokerage Accounts